 Filed pursuant to Rule 424(b)(3)

Registration No. 333-271201

PROSPECTUS	DATED JUNE 16, 2023

LEGEND SPICES INC.

5,000,000 SHARES OF COMMON STOCK

OFFERING PRICE $0.02 PER SHARE

This prospectus relates to the offering by Legend Spices Inc. (“us”, “we”, “our company”) of a maximum of 5,000,000 shares (the “Offering”) of our common stock at an offering price of $0.02 per share. This is our initial offering of common stock and no public market exists for the securities we are offering. We are offering the shares on a “self-underwritten,” best-efforts, directly through our sole officer and director. There is no minimum for this Offering, and we will retain the proceeds from the sale of any of the offered shares that are sold. The Offering will commence promptly on the date upon which this prospectus is declared effective by the SEC and will continue for 180 days. At the discretion of our management, we may discontinue the Offering before expiration of the 180-day period or extend the Offering for up to 90 days following the expiration of the 180-day Offering period. We will pay all expenses incurred in this Offering. If all of the shares offered by us are purchased, the gross proceeds to us will be $100,000. No commission or other compensation related to the sale of the shares will be paid to our officer and director and they will not participate in the offering. In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. Our intended methods of communication include, without limitations, telephone and personal contact. For more information, see the section of this prospectus entitled “Plan of Distribution.”

The offering of the 5,000,000 shares is a “best efforts” offering, which means that our director and officer will use her best efforts to sell the common stock and there is no commitment by any person to purchase any shares and is being conducted on a self-underwritten basis. The shares will be offered at a fixed price of $0.02 per share for the duration of the Offering. There is no minimum number of shares required to be sold to close the Offering. Proceeds from the sale of the shares will be used to fund our business development. The Offering date is the date by which this Registration Statement becomes effective. This is a direct participation offering since we, and not an underwriter, are offering the stock.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officers and director will be solely responsible for selling shares under this Offering and no commission will be paid on any sales.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 8. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE. INVESTORS SHOULD BE ABLE TO AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 9 BEFORE INVESTING IN OUR COMMON STOCK.

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Prior to this Offering, there has been no public market for our common stock, and we have not applied for the listing or quotation of our common stock on any public market. We have arbitrarily determined the offering price of $0.02 per share in relation to this Offering. The offering price bears no relationship to our assets, book value, earnings, or any other customary investment criteria. After the effective date of this Registration Statement, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTCQB. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company
Per Share	1	$0.02	$0.00	$0.02
Maximum	5,000,000	$0.02	$0.00	$100,000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS DATED JUNE 16, 2023

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The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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Please read this prospectus carefully. It describes our business, our financial condition, and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until September 16, 2023, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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ITEM 3 - PROSPECTUS SUMMARY

This Prospectus, and any supplement to this Prospectus include “forward-looking statements.” To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans” and “proposes.”  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 9 of this Prospectus and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Corporate Background and Business Overview

Organization

We were incorporated under the laws of the state of Nevada on May 10, 2021.

Our fiscal year end is December 31. Our business offices are currently located at 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia. Our telephone number is +374 (99) 432000 and our email is info@legendspices.com.

The address of agent for service in Nevada and registered corporate office is c/o National Registered Agents, Inc. of Nevada, 100 East William Street, Suite 204, Carson City, NV, 89701.

Business

We are engaged in the production and marketing of seasonings to enhance the flavor of food, especially the foods of the Caucasus, a unique cuisine consisting primarily of grilled skewered meats and fresh vegetables. Our business is to create unique seasonings made from spices, herbs and salt sourced from Armenia into a family of products called Legend Spices. Currently our market is only Armenia.

The Caucasus is a mountainous region lying between the Black Sea (west) and the Caspian Sea (east) and occupied by Georgia, Azerbaijan and Armenia. Lodged between Asia and Europe, the Caucasus is truly in the confluence of East and West. It stands at the crossroads of the two continents and thus is a compelling blend of European and Asian cultures and heritage, packed full of stunning natural landscapes that can rival any of the top world tourist destinations.

The shared landscape combined with its location on ancient trading routes has endowed this region with a unique natural diversity and cultural history. By virtue of its physical attributes, the Southern Caucasus possesses a unique character that is well suited to the fast growing and increasingly diversified sustainable tourism market. The region is a perfect candidate for the new “adventure” tourism trends.1 This region is also relatively safe, cheap and easy to reach (from both Europe and Asia), and yet, it’s still pretty much off the beaten path.

Travel specialists say it won’t be long before the major regions of the Caucasus transition from “under-the-radar places to travel” to “major tourism destinations.” As Georgia, Armenia, and Azerbaijan become more popular among tourists, so will their culinary offerings — a melange of dishes influenced by Greek, Persian, and Mediterranean cuisine.2

Although each republic possesses its own characteristics, they share numerous traditions especially related to food. Caucasian cuisine is still relatively unknown to those living in the United States, Canada, and Europe. The cuisines are similar to each other with some regional variations. We see this region as an ascending tourist destination and consider it an opportunity to recreate these same flavors at home—creating an entirely new segment in the spices and seasonings category.

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1 http://web.worldbank.org/archive/website00502/WEB/PDF/REGION-2.PDF

2 https://www.wheelandanchor.ca/2019/06/take-a-culinary-trip-to-georgia-armenia-and-azerbaijan-for-the-hearty-cuisine-of-the-caucasus/

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There is also a large number of Caucasian (especially Armenian) ex-pats living in North America and Europe who wish to acquire a taste of home away from home. In North America, there are about 2 million Armenians, 18 000 Georgians, and 14 000 Azerbaijanis. In Europe, this number is 1 million for Armenians, 15 000 for Georgians and 10 000 for Azerbaijanis. There are also many North Americans and Europeans with Caucasian heritage who have never been to their motherland and wish to connect with their roots. We hope this large group will be eager to create the cuisine of their heritage in their own kitchens. Homesick ex-pats eager to recreate the flavors of their homeland is another potential market. These highlighted groups will be our initial target market for Legend Spices products. Since these Caucasus cultures and cuisines are so interconnected, we hope our spices will appeal to all ex-pats from this region including Armenians, Georgians and Azeris living in North America and Europe.

Currently, we do not have sufficient funds to execute our business plan expansion to North America and Europe as more fully described below and we anticipate requiring $100,000 to be able to execute the business plan. Our current burn rate is about $8,000.00 per month and we can survive only about two months if we are not successful in raising additional capital. If we raise 25% of the Offering amount (i.e. $25,000) our monthly burn rate will be about $6,000.00. If we raise the maximum amount after the conclusion of this offering our burn rate will increase as we are able to move the use of proceeds faster. As of December 31, 2022, we have approximately $199.00 in cash on hand. Our accounts are kept in Armenia.

As of December 31, 2022, our company had $7,004.00 of current liabilities, represented by expenses accrued since its inception. In addition, our company estimates incurring costs associated with this offering totaling approximately $30,000. As of December 31, 2022, the end of our most recent fiscal year, we have generated losses from our business operations of $10,554.00. The “Summary of Financial Information” on page 9 summarizes the more complete historical financial information as indicated on the audited financial statements of our company filed with this prospectus.

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of:

(A)

the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B)

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C)	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b -2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company, we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company, we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

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For so long as we are an emerging growth company, we will be permitted to provide the scaled executive compensation disclosure applicable to smaller reporting companies even if we no longer qualify as a smaller reporting company. In addition, as an emerging growth company, we are exempt from PCAOB rules regarding mandatory firm rotation or the auditor reporting model.

THE OFFERING

We are offering for sale a total of 5,000,000 shares of common stock at a fixed price of $0.02 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares.  The offering is being conducted on a self-underwritten, best efforts, basis, which means our chief executive officer, Khachatur Mkrtchyan will attempt to sell the shares. This prospectus will permit him to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares he may sell. Mr. Mkrtchyan will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "Exchange Act"). The intended methods of communication include, without limitation, telephone and personal contact.

The following is a brief summary of this offering. Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

The Issuer:	Legend Spices, Inc.

Securities being Offered:	5,000,000 shares of common stock, $0.0001 per value.

Offering Price per Share:	$0.02

Number of Shares Outstanding Before the Offering:	5,000,000 common shares

Number of Shares Outstanding After the Offering assuming all 5,000,000 shares are sold:	10,000,000 common shares

Offering Period:

The shares will be offered for a period of one hundred and eighty (180) days from the effective date of this prospectus. The offering shall terminate on the earlier of (i) when the offering period ends (180 days from the effective date of this prospectus), (ii) the date when the sale of all 5,000,000 shares is completed, (iii) when the Board of Directors decides that it is in our best interest to terminate the offering prior the completion of the sale of all 5,000,000 shares registered under the Registration Statement of which this Prospectus is part.  We may also extend it for up to ninety (90) days.

Subscriptions	All subscriptions once accepted by us are irrevocable.

Registration Costs:	We estimate our total offering registration costs to be approximately $31,000.

Risk Factors

The purchase of our common stock involves a high degree of risk. The common shares we offer in this prospectus are for investment purposes only and currently no market for our common stock exists. Please refer to the section entitled “Risk Factors” and “Dilution” before making an investment in our stock.

Trading Market:

None. We will seek a market maker to file a Rule 15C-211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock in the OTCQB; however, such efforts may not be successful, and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

Even if our common stock is quoted or granted listing, a market for the common shares may not develop.

Gross Proceeds to Us:	$100,000 in the event all 5,000,000 shares are sold.

Use of Proceeds

We intend to use the proceeds to expand our business operations.

If we sell 25% or less of our shares under the Offering, we will have to seek out additional capital from alternate sources to execute our business plan. If such funds are not available, our business would likely fail, and any investment would be lost. No assurance can be given that the net proceeds from the total number of shares offered hereby or any lesser net amount will be sufficient to accomplish our goals.

Dividend Policy	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

The offering price of the common stock bears no relationship to any objective criterion of value and has been arbitrarily determined. The price does not bear any relationship to our assets, book value, historical earnings, or net worth.

We will apply the proceeds from the offering to pay for accounting fees, legal and professional fees, and general working capital.

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SUMMARY OF FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

Balance Sheet Data:	December 31, 2022	December 31, 2021

Current assets	$5,438	$-
Total assets	$5,438	$-

Current liabilities	$7,004	$-
Total liabilities	$16,416	$424
Shareholders’ equity	$(10,978)	$(424)

Operating Data:	For the year ending December 31, 2022	For the Period from Inception (May 10, 2021) through December 31, 2021

Revenue, net	$4,599	$-
Operating expenses	$15,153	$424
Net income (loss)	$(10,554)	$(424)
Net income (loss) per share per common share – basic and diluted	$0.0021108	$0.0000848
	5,000,000	5,000,000

As shown in the financial statements accompanying this prospectus, as of December 31, 2022, we had losses of $10,554.00 and have incurred only losses since our inception. We had limited operations related to creating the website, developing products, and building our brand.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS ASSOCIATED WITH OUR COMPANY AND INDUSTRY

The fact that we have generated minimal revenues since our inception raises substantial doubt about our ability to continue as a going concern.

We have generated minimal revenues since our inception on May 10, 2021. Since we are still in the early stages of operating company and because of the lack of operating history, we will likely continue to incur operating expenses with minimal revenues for the foreseeable future.

We require capital in order to take the necessary steps to grow our business

Currently, we do not have available funds to develop new seasonings or fund other operating and general and administrative expenses necessary to grow our business. Further, we do not have the funds available to hire independent contractors. If we cannot secure additional financing, our growth and operations could be impaired by limitations on our access to capital. There can be no assurance that capital from outside sources will be available, or if such financing is available, that it will be on terms that management deems sufficiently favorable. If we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, it would have a material adverse impact upon our ability to conduct our business operations and pursue our expansion strategy. As of the date of this Prospectus, we have minimal operations and generated minimal revenues during the year ended December 31, 2022. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan, which could cause any securities in our company to be worthless.

There is reason for doubt about our ability to continue as a going concern.

We incurred a net loss of $10,978.00 for the period from May 10, 2021 (date of inception) to December 31, 2022. Because we have incurred losses from operations since inception, have not attained profitable operations and are dependent upon obtaining adequate financing to fulfill our business operations, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is depending upon our ability to generate future profitable operations and to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. We will continue to incur operating expenses with minimal revenues for the foreseeable future. We cannot assure that we will be able to generate enough sales through our website to obtain significant revenues. In addition, if we are unable to establish and generate significant revenues, or obtain adequate future financing, our business will fail, and you may lose some or all of your investment in our commons stock.

Our success depends heavily on Khachatur Mkrtchyan and his contacts

The success of our company will depend on the abilities of Khachatur Mkrtchyan, the President and Chief Executive Officer of our company, to generate business from his existing contacts and relationships within the Food industry in Armenia. The loss of Mr. Mkrtchyan will have a material adverse effect on our business, results of operations (if any) and financial condition. In addition, the loss of Mr. Mkrtchyan may force us to seek a replacement who may have less experience, fewer contacts, or less understanding of our business. Further, we can make no assurances that we will be able to find a suitable replacement for Mr. Mkrtchyan, which could force us to curtail its operations and/or cause any investment in us to become worthless. We do not have an employment agreement with Mr. Mkrtchyan nor any key person insurance on Mr. Mkrtchyan

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Our senior management has never managed a public company.

The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our senior management will be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Further, this could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

All of our assets and our director and officer are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our director or officer.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a national and/or resident of countries other than the United States, and all or a substantial portion of such person’s assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal and state securities laws against us or any of our directors or officers.

Because Khachatur Mkrtchyan, our Chief Executive Officer controls a large percentage of our common stock, he has the ability to influence matters affecting our stockholders.

Khachatur Mkrtchyan, our Chief Executive Officer and sole director, beneficially owns 100% of our issued and outstanding shares of our common stock. As a result, he has the ability to influence matters affecting our stockholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because he controls such shares, investors will find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by Mr. Mkrtchyan could result in management making decisions that are in his best interest and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

We are exposed to market risk from changes in foreign currency exchange rates which could negatively impact profitability.

We intend to sell our product in Armenia, Europe and North America but report in US dollars. As a result, there is exposure to foreign currency risk as we enter into transactions denominated in foreign currencies. Our predominant exposures are in the Armenian Dram. With respect to the effects on earnings, if the US currency strengthens relative to other currencies, our earnings could be negatively impacted. The translation impact may be more material in the future. We have not utilized risk management tools such as hedging.

We acquire many products from our suppliers that are manufactured in Armenia. To the extent the Dram or other currencies appreciate with respect to the U.S. dollar, we may experience cost increases on such purchases. We may not be successful at increasing customer pricing or other actions in an effort to mitigate the related cost increases and thus our profitability may be adversely impacted.

Our business is subject to risks associated with sourcing and manufacturing in Armenia.

Our future operations could be adversely affected by various factors including changes in Armenia’s regional, political or economic conditions. Armenia is currently blockaded on two of its four borders by Azerbaijan and Turkey. This situation is a result of a territorial dispute between Armenia and Azerbaijan leading to the Nagorno-Karabakh War (1988–1994). Although Russia, France and the United States are currently attempting to broker an end to this crisis, this dispute is currently ongoing. There have been two notable attacks on Nagorno-Karabakh in the past few years. In September of 2020, there was a series of Azerbaijani attacks on the Armenian positions in the disputed Nagorno-Karabakh region resulting in multiple civilian and military deaths, named the Second Nagorno-Karabakh War with Armenia declaring martial law and being under attack for 44 days. There were also large-scale clashes in September of 2022, that included attacks on the positions inside the Republic of Armenia and not just on the nearby Nagorno-Karabakh region. These events also lead to disapproval of the political system of Armenia by its citizens, resulting in demonstrations on the streets and although Armenia currently has a functioning market economy, the overall situation in the country is unstable.

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We believe that these attacks have severely hurt the Armenian economy. If war restarts again, our exports may be interrupted indefinitely. If we cannot export our product, we will be unable to implement our business plan.

Externally, the availability of only two export routes out of Armenia means the closing of borders or other trade restrictions imposed by Armenia’s neighbors are an operational risk. Although landlocked, Armenia maintains positive relations with Iran and Georgia through which many of its exports travel.

However, Armenia has joined numerous international organizations including the United Nations, World Trade Organization, the Council of Europe, La Francophonie and many others.

We have only one office and if we encounter difficulties associated with our office or if it were forced to shut down for any reason, we could face shortages of inventory that would have a material adverse effect on our business operations.

Our only office is located in Yerevan, Armenia. This office currently supports our entire business. All of our seasonings are shipped to this office from our vendor and then shipped from our distribution center to our e-commerce customers. Our success depends on the timely and frequent receipt of merchandise by our e-commerce customers. The efficient flow of such merchandise requires that we have adequate capacity at our office to support our current level of operations and the anticipated increased levels that may follow from our growth plans. If the operation of our office were to be disrupted or if it were to shut down for any reason or its contents were to be destroyed or damaged, including due to fire, severe weather, or other natural disaster, we could face shortages of inventory, resulting in “out-of-stock” conditions, and would incur additional cost to replace any destroyed or damaged product. Such an event may negatively impact our sales and may cause us to incur significantly higher costs and longer lead times associated with delivering products to e-commerce customers. This could have a material adverse effect on our business and harm our reputation.

We need to find distributors in Europe and North America for the long-term success of our product.

Although we have an agreements in place to distribute our products in Armenia and the USA, we must find distributors in Europe and Canada. At the moment we have started negotiations for an agreement with a company named "R-aks", whose main objective is to import and introduce various products from Armenia and Caucasus region to the American market. As per request of R-aks, the FDA approval of two of our main products is complete, and the others are in process, samples have been sent to the FDA Lab in Armenia3, to be eligible for export of the products to the USA. If we are unable to finalize the mentioned agreement with the distributor or find another one in those countries, we will be unable to implement our business plan.

Our limited operating history makes it difficult to forecast our future results, making any investment in our company highly speculative.

We have a limited operating history, and our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

Our losses raise substantial doubt as to whether we can continue as a going concern.

We had cumulative operating losses through December 31, 2022 of $10,978.00.  This factor among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate revenues, obtain additional financing and/or attain profitable operations. As such, our independent auditors have raised substantial doubt as to our ability to continue as a going concern in their audited financial statements attached hereto. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and if we cannot continue as a going concern, your investment in us could become devalued or worthless.

Because our business is highly concentrated on a single, discretionary product category, food seasonings, we are vulnerable to changes in consumer preferences and in economic conditions affecting disposable income that could harm our financial results.

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3 https://www.fdalab.am/

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Our business is not diversified and consists primarily of developing, sourcing, marketing, and selling food seasonings. Consumer preferences often change rapidly and without warning, moving from one trend to another among many retail concepts. Therefore, our business is substantially dependent on our ability to educate consumers on the flavor enhancements, anticipate shifts in consumer tastes and help drive growth of the overall seasonings market. Any future shifts in consumer preferences away from seasonings would also have a material adverse effect on our results of operations.

Consumer purchases of specialty retail products, including our products, are historically affected by economic conditions such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, tax rates, fuel prices and the level of consumer confidence in prevailing and future economic conditions. These discretionary consumer purchases may decline during recessionary periods or at other times when disposable income is lower. In addition, increases in utility, fuel, commodity price and corporate income tax levels could affect our cost of doing business, including transportation costs of our third-party service providers, causing our suppliers and such service providers to seek to recover these increases through increased prices charged to us. Our financial performance may become susceptible to economic and other conditions in regions or states where our seasonings are shipped. Our continued success will depend, in part, on our ability to anticipate, identify and respond quickly to changing consumer preferences and economic conditions.

Our success depends, in part, on our ability to source, develop and market new varieties of Seasonings that meet our high standards and customer preferences.

We currently offer four varieties of seasonings. Our success depends in part on our ability to continually innovate, develop, source and market new varieties of seasonings that both meet our standards for quality and appeal to customers’ preferences. Failure to innovate, develop, source, market and price new varieties of seasonings that consumers want to buy could lead to a decrease in our sales and profitability.

Our growth will place significant strains on our resources

Since inception on May 10, 2021, we had little operations. We are currently in the development stage, with little operations, and have generated minimal revenues since inception. Our growth, if any, is expected to place a significant strain on our managerial, operational, and financial resources as we currently have only one employee and will likely continue to have limited employees in the future. Furthermore, assuming we release our products and establish a customer base, it will be required to manage multiple relationships with various distributors and other third parties. These requirements will be exacerbated in the event of our further growth or in the number of its distribution contracts. There can be no assurance that our systems, procedures, or controls will be adequate to support our operations or that we will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. Our future operating results, if any, will also depend on its ability to add additional personnel commensurate with the growth of its business, if any. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

Our Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Bylaws, provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or officer of our company is or was serving at the request of our company or for its benefit as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Thus, our company may be prevented from recovering damages for certain alleged errors or omissions by the officers and Directors for liabilities incurred in connection with their good faith acts for our company. Such an indemnification payment might deplete our assets. Stockholders who have questions respecting the fiduciary obligations of the officers and Directors of our company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

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If we become a fully reporting public company, we will incur significant increased costs in connection with compliance with section 404 of the Sarbanes Oxley act, and our management will be required to devote substantial time to new compliance initiatives.

If this Registration Statement becomes effective and we become a fully reporting public company, we anticipate incurring significant legal, accounting, and other expenses in connection with this status. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

As an “Emerging Growth Company” under The Jobs Act, we are permitted to rely on exemptions from certain disclosure requirements

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	provide an auditor attestation with respect to management’s report on the effectiveness of our internal controls over financial reporting;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-pay frequency;” and
•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Even if we no longer qualify for the exemptions for an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company. For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or auditor attestation of internal controls over financial reporting.

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Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” on page 26 for a further discussion of this exemption.

RISKS RELATED TO OUR STATUS AS A PUBLIC COMPANY

We are and plan to continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are and plan to continue to be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs is an expense to our operations, may increase as we grow and therefore have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and/or directors; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Our Chief Executive Officer identified the following two material weaknesses that have caused management to conclude that, as of December 31, 2022, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

•

We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

•

We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Our Chief Executive Officer evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

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We are taking additional steps to remedy these material weaknesses. However, we expect to incur additional expenses and diversion of management’s time in order to do so, which may adversely affect our business, results of operations and financial condition. Further effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors.

Public companies are subject to risks relating to securities fraud and derivative lawsuits, which may have a material adverse effect on our business, operations, and financial results.

As a publicly traded company, we are subject to state and federal securities laws. There is a risk that we may be subject to lawsuits that allege that we have violated such laws. Such a lawsuit would cause us to incur significant legal fees and could take up significant time of our executive officers and directors. We may be unable to defend or settle such an action, causing a material adverse effect on our business, operations, and financial results.

Such allegations could materially harm our reputation among investors and damage our ability to raise funds, issue securities, or remain liquid. It may reduce trading volume and cause a significant decline in the market price of our shares, damaging your ability to sell your shares. We do not currently have directors’ and officers’ insurance.

RISKS RELATING TO OUR COMMON STOCK

The proceeds of the Offering, if any, may be insufficient to fund planned operations and may not even cover the costs of the offering and you may lose your entire investment.

We are offering a maximum of 5,000,000 shares of our common stock at $0.02 per share, however, there is no minimum to the Offering.  Funds we raise in this offering, if any, may be insufficient to fund our planned operations and may not even cover the costs of this offering.  If we are not able to raise any funds in this offering, our company will be in a worse financial position then prior to commencement of the offering as we will still incur the costs of this offering. If we do not raise sufficient funds in this offering to fund our operations or even cover the costs of this offering, you may lose your entire investment.

Investors may face significant restrictions on the resale of our common stock due to Federal regulations on penny stocks.

Our common stock will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

In addition, various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

We are selling this Offering without an underwriter and may be unable to sell any shares.

This Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our director and officer, who will receive no commissions or other remuneration from any sales made hereunder. He will offer the shares to friends, family members, and business associates; however, there is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares and we receive the proceeds from this Offering, we may have to seek alternative financing to implement our plan of operations.

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There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop or be sustained after this Offering.  After the effective date of the registration statement of which this prospectus is a part, we intend to identify a market maker to file an application with FINRA to have our common stock quoted on the OTCQB. We must satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the OTCQB or a public market for our common stock may not materialize if it becomes quoted.

If our securities are not eligible for initial or continued quotation on the OTCQB or if a public trading market does not develop, purchasers of the common stock in this Offering may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as reporting company and will not be subject to the proxy statement requirements, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2023, including a Form 10-K for the year ended December 31, 2023, assuming this registration statement is declared effective before that date. At or prior to September 30, 2023, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million. If we do not file a registration statement on Form 8-A at or prior to September 30, 2023, we will continue as a reporting company and will not be subject to the proxy statement requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

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If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the OTCQB following the Offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

-	variations in quarterly operating results;

-	our announcements of significant contracts and achievement of milestones;

-	our relationships with other companies or capital commitments;

-	additions or departures of key personnel;

-	sales of common stock or termination of stock transfer restrictions;

-	changes in financial estimates by securities analysts, if any; and

-	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

We arbitrarily determined the price of the shares of our common stock to be sold pursuant to this prospectus, and such price does not reflect the actual market price for the securities.  Consequently, there is an increased risk that you may not be able to re-sell our common stock at the price you bought it for.

The initial offering price of $0.02 per share of the common stock offered pursuant to this prospectus was determined by us arbitrarily. The price is not based on our financial condition or prospects, on the market prices of securities of comparable publicly traded companies, on financial and operating information of companies engaged in similar activities to ours, or on general conditions of the securities market. The price may not be indicative of the market price, if any, for our common stock in the trading market after this Offering.  If the market price for our stock drops below the price which you paid, you may not be able to re-sell out common stock at the price you bought it for.

Because we do not intend to pay any dividends on our common stock; holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

The sale of our common stock pursuant to this prospectus or any future additional issuances of our common stock may result in immediate dilution to existing shareholders.

We are authorized to issue up to 500,000,000 shares of common stock, of which 5,000,000 shares are issued and outstanding as of the date of this prospectus. We are issuing up to 5,000,000 shares of our common stock pursuant to this prospectus.  Our Board of Directors has the authority, without the consent of any of our stockholders, to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges attached to such shares. The sale of our common stock pursuant to this prospectus, and any future additional issuances of our common stock will result in immediate dilution to our existing shareholders’ interests, which may have a dilutive impact on our existing shareholders and could negatively affect the value of your shares.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs, on assumptions made by us, or upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page  27 and the section entitled “Description of Our Business” beginning on page 22, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

ITEM 4 - USE OF PROCEEDS

Our offering is being made on a self-underwritten, “best-efforts” basis with no minimum number of shares we are required to sell in order for us to proceed with the offering. The net proceeds to us from the sale of up to 5,000,000 shares offered at a public offering price of $0.02 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately an aggregate of $30,000 that comprises of $25,000 for legal and accounting, and $5,000 for other costs in connection with this offering (estimated transfer agent fees, filing fee, etc.) and we will pay all of the costs relating to this offering with advances from our sole shareholder or other third parties. The following table sets forth the uses of proceeds assuming the sale of 10%, 25%, 50%, 75% and 100%, respectively, of the shares we are offering for sale. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

Percent of Net Proceeds Received

Application of Proceeds	10%	25%	50%	75%	100%

Shares Sold	500,000	1,250,000	2,500,000	3,750,000	5,000,000
Gross Proceeds	$10,000	$25,000	$50,000	$75,000	$100,000
Less Offering Expenses	$30,000	$30,000	$30,000	$30,000	$30,000
Net Offering Proceeds (Loss)	($20,000)	($5,000)	$20,000	$45,000	$70,000

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The use of the proceeds from the Offering set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. All amounts listed below are estimates.

% of Offering Sold	10%	25%	50%	75%	100%

Legal and accounting	$30,000	$30,000	$30,000	$30,000	$30,000
Salaries	-	-	$15,000	$15,000	$15,000
Marketing services	-	-	$5,000	$10,000	$10,000
Raw material purchases	-	-	-	$10,000	$10,000
FDA approval of all products	-	-	-	$10,000	$10,000
Advertising/in-store promotions	-	-	-	-	$15,000
Travel expenses for overseas promotion					$10,000
Total	$30,000	$30,000	$50,000	$75,000	$100,000

Our offering expenses are comprised of legal and accounting expenses and transfer agent fees. Our sole officer and director will not receive any compensation for his efforts in selling our shares. If necessary, Mr. Mkrtchyan, our chief executive officer and sole director, has verbally agreed to loan the Company funds to complete the registration process. Also, these loans would be necessary if the proceeds from this offering will not be sufficient to implement our business plan and maintain reporting status and quotation on the OTC Markets when and if our common stock becomes eligible for trading on the OTC Markets. However, Mr. Mkrtchyan has no obligation to loan such funds to us and that there is no guarantee that he will loan such funds to us.

We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We intend to hire staff in order to serve our customers better, hire a professional packaging firm to redesign and print our packaging and finally to purchase spice production and packaging equipment to produce our products ourselves.

In all instances, after the effectiveness of this Registration Statement, we will need some amount of working capital to maintain our general existence and comply with our public reporting obligations. We reserve the right to change the use of proceeds, provided that such reservation is due to the following contingencies:

•	a change of conditions in the market that make our business plan unprofitable;
•	the failure to secure distributors; or
•	the failure to contract with key employees and to profitably secure resources to produce seasonings.

In the case that any of the aforementioned occurs, the alternative uses of capital may include:

•	exploration of alternative business models for food production and distribution;
•	acquisition of third-party businesses involved with food production and distribution; or
•	partnerships, joint ventures, or licensing with businesses in food and beverage production.

There is no commitment by any person to purchase any or all of the shares of common stock offered by this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of the maximum 5,000,000 shares of common stock being offered.

ITEM 5 - DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price of $0.02 per share was determined by us arbitrarily. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in us at this stage of our development. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founders or shareholders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate. Our officer and director received shares valued at $0.001 per share, a difference of $0.01999 per share lower than the share price in this offering.

In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

See “Plan of Distribution” for additional information.

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ITEM 6 - DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As of December 31, 2022, our last financial statement date, we had a working deficit of $1,566.00.  The proceeds from the sale of the new shares being offered (up to a maximum of 5,000,000) will vary depending on the total number of shares actually sold in the offering. If all 5,000,000 shares offered hereunder are sold, there would be a total of 10,000,000 common shares issued and outstanding.

The following table sets forth, as of December 31, 2022, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in the Offering if new investors purchase 10%, 25%, 50%, 75% or 100% of the offering, before deducting offering expenses payable by us.

Percent of Shares Sold	10	25	50	75	100
Number of shares sold	500,000	1,250,000	2,500,000	3,750.,000	5,000,000
Anticipated net offering proceeds	$(20,000)	$(5,000)	$20,000	$45,000	$70,000
Total shares issued and outstanding post offering	5,500,000	6,250,000	7,500,000	8,750,000	10,000,000
Offering price per share	$0.02	$0.02	$0.02	$0.02	$0.02
Pre-offering net tangible book value/share	$(0.007)	$(0.007)	$(0.007)	$(0.007)	$(0.007)
Post offering net tangible book value	$(25,449)	$(10,449)	$14,551	$39,551	$64,551
Post offering net tangible book value/share	$(0.005)	$(0.002)	$0.002	$0.004	$0.006
Increase (Decrease) in net tangible book value per share after offering	$0.002	$0.005	$0.009	$0.012	$0.014
Dilution per share to new shareholders	$0.017	$0.015	$0.011	$0.008	$0.006
New shareholders percentage of ownership after offering	9%	20%	33%	43%	50%
Existing stockholders’ percentage of ownership after offering	91%	80%	67%	57%	50%

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

ITEM 7 – SELLING SECURITY HOLDERS

There are no securities to be registered that are to be offered for the account of security holders.

ITEM 8 - PLAN OF DISTRIBUTION, TERMS OF THE OFFERING

There Is No Current Market for Our Shares of Common Stock

There is currently no market for our shares of common stock. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

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The shares you purchase are not traded or listed on any exchange or quotation medium. After the effective date of the registration statement, we intend to seek a market maker to file an application with the FINRA to have our common stock quoted on the OTCQB. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on OTCQB, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

The securities traded on the OTCQB are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTCQB, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on brokers-dealers who make a market in a “penny stock.” A penny stock generally includes equity securities (other than securities registered on some national securities exchanges) that have a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The Offering will be Managed by Our Officer

This is a self-underwritten offering. We are offering to the public 5,000,000 shares of common stock on a $100,000 maximum basis at a purchase price of $0.02 per share. This Prospectus is part of a prospectus that permits Khachatur Mkrtchyan, our sole director and officer, to sell the shares directly to the public, with no commission or other remuneration payable to her. There are no definitive plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Mr. Mkrtchyan will sell the shares and intends to offer them to friends, family members, acquaintances, and business associates. In offering the securities on our behalf, he will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Mr. Mkrtchyan, will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

1.	Mr. Mkrtchyan is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,

2.	Mr. Mkrtchyan will not be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Mr. Mkrtchyan is not, nor will he be at the time of participation in the offering, an associated person of a broker-dealer; and

4.

Mr. Mkrtchyan meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

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Neither our sole officer and director, nor any affiliates intend to purchase any shares in this offering.

We will not use public solicitation or general advertising in connection with the offering. We will use our best efforts to find purchasers for the shares offered by this prospectus within a period of 180 days from the date of the prospectus, subject to an extension for an additional period not to exceed 90 days.

We have no intention of inviting broker-dealer participation in this Offering.

Offering Period and Expiration Date

This Offering will commence on the effective date of the registration statement of which this prospectus is a part, as determined by the Securities and Exchange Commission, and will continue for a period of 180 days. We may extend the Offering for an additional 90 days, at our sole discretion, unless the offering is completed or otherwise terminated by us at an earlier date.

Procedures for Subscribing

If you decide to subscribe for any shares in Offering, you must deliver a check or certified funds for acceptance or rejection. There are no minimum share purchase requirements for individual investors. All checks for subscriptions must be made payable to “Legend Spices Inc.”

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask prices;

•	contains the toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

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Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue-sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We will consider applying for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed companies, which, once published, will provide us with “manual” exemptions in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.” However, we may not be accepted for listing in Mergent or similar services designed to obtain manual exemptions if we are considered to be a "shell" at the time of application.

Upon effectiveness of this Prospectus, we intend to consider becoming a “reporting issuer” under Section 12(g) of the Exchange Act, as amended, by way of filing a Form 8-A with the SEC. A Form 8-A is a “short form” of registration whereby information about us will be incorporated by reference to the Registration Statement on Form S-1, of which this prospectus is a part. Upon filing of the Form 8-A, if done, our shares of common stock will become “covered securities,” or “federally covered securities” as described in some states’ laws, which means that unless you are an “underwriter” or “dealer,” you will have a “secondary trading” exemption under the laws of most states (and the District of Columbia, Guam, the Virgin Islands and Puerto Rico) to resell the shares of common stock you purchase in this offering. However, four states do impose filing requirements on us: Michigan, New Hampshire, Texas, and Vermont.

We currently do not intend to and may not be able to qualify securities for resale in other states, which require shares to be qualified before they can be resold by our shareholders.

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ITEM 9 – DESCRIPTION OF SECURITIES TO BE REGISTERED

We were incorporated under the laws of the State of Nevada on May 10, 2021. We were authorized to issue 550,000,000 consisting of 500,000,000 common shares, par value $0.0001 and 50,000,000 preferred shares, par value, $0.0001.

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, par value of $0.0001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have pre-emptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing its board of directors and management. According to our bylaws and articles of incorporation, the holders of our company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the ownership by only one stockholder of 50% of our common stock on completion of the Offering, and the lack of cumulative voting makes it more difficult for other stockholders to replace our company’s board of directors or for a third party to obtain control of our company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

-	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

-

if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

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A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights. Our Article XII of our articles of incorporation state that we have elected not to be governed by and to opt out of these provisions.

Transfer Agent and Registrar

Our independent stock transfer agent is Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr. Henderson, NV 89014 Telephone: 702.818.5898.

ITEM 10 – INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Counsel

William (Bill) Macdonald Esq., with an office address at 641 Lexington Avenue, 13th Floor, New York, NY  10022 has passed upon the validity of the shares been offered and certain other legal matters and is representing us in connection with this Registration Statement. It is set forth in Exhibit 5.1 to this Registration Statement of which this Prospectus is a part.

Experts

The audited financial statements of our company for the two most recent fiscal years ended December 31, 2022 and 2021 have been included in this Prospectus in reliance upon Gries & Associates, LLC , an independent registered public accounting firm, as experts in accounting and auditing.

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ITEM 11 – INFORMATION WITH RESPECT TO OUR COMPANY

DESCRIPTION OF OUR BUSINESS

Overview

We were incorporated under the laws of the state of Nevada on May 10, 2021 and are engaged in the production and marketing of seasonings to enhance the flavor of food, especially the foods of the Caucasus region.

Our fiscal year end is December 31. Our business offices are currently located at 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia.

The address of agent for service in Nevada and registered corporate office is c/o National Registered Agents, Inc. of Nevada, 100 East William Street, Suite 204, Carson City, NV, 89701. Our telephone number is +374 (99) 432000.

Why use Food Seasonings?

Archaeological evidence shows that the use of spices and herbs dates back to long before recorded history, when human ancestors first added sharp-flavored leaves to enhance food in early cooking pots. Roaming hunter-gatherer groups experimented with leaves, roots, flowers, and seeds, so over time they built up a precious compendium of knowledge that was passed from one generation to the next. As civilization progressed and nomadic tribes settled in one place, herbs and spices were not just collected from the wild but were deliberately grown near dwelling places. By the beginning of the agricultural period plants were collected from the wild and grown near dwellings primarily for food and flavoring Today, cooking a huge number of dishes cannot be imagined without the addition of spices because they give the dishes special “notes” and make their taste original.

Business

Legend Spices is a manufacturer of seasonings, dried herbs and greens, black and red pepper that enhances the flavor of food. Legend Spices was established in 2021 after extensive tastings and product evaluations with food industry consultants and potential customers. Legend Spices purchased the brand name Sacred Spices, recipes and remaining inventory of a company named Sacred Spices Inc, which was going out of business.

Currently, the ingredients for our spices are sourced from various individual local suppliers, Cardinal International LLC, and Avan Salt Factory. The mixing is done using a uniquely formulated recipe that we possess. Since the required quantities are small, mixing and packaging is all done on the sole director’s property in a separate edifice, where we have created a sterile facility used exclusively for preparing and packaging spices. Staff maintains the sterile environment using uniforms, gloves, masks and other PPE (personal protective equipment). Once the spices have been mixed, the mixtures are weighed on a scale, packaged and sealed. Packaging equipment is also purchased from small local suppliers such as TughtArd-Tara LLC for boxes and local print house Studio AV for labels. Delivery and shipping of the spices to stores are done using a personal vehicle, usually on a weekly basis, in sizes according to the stores’ demand.

The company is focused on the foods of the Caucasus, a unique cuisine consisting primarily of grilled skewered meats and fresh vegetables. Our business is the creation of unique seasonings made from spices, herbs and salt sourced from Armenia into a family of products called Legend Spices.

The Caucasus is a mountainous region lying between the Black Sea (west) and the Caspian Sea (east) and occupied by Georgia, Azerbaijan and Armenia. Lodged between Asia and Europe, the Caucasus is truly in the confluence of East and West. It stands at the crossroads of the two continents and thus is a compelling blend of European and Asian cultures and heritage, packed full of stunning natural landscapes that can rival any of the top world tourist destinations.

The shared landscape combined with its location on ancient trading routes has endowed this region with a unique natural diversity and cultural history. By virtue of its physical attributes, the Southern Caucasus possesses a unique character that is well suited to the fast growing and increasingly diversified sustainable tourism market. The region is a perfect candidate for the new “adventure” tourism trends. This region is also relatively safe, cheap and easy to reach (from both Europe and Asia), and yet, it’s still pretty much off the beaten path.

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Travel specialists say it won’t be long before the major regions of the Caucasus transition from “under-the-radar places to travel” to “major tourism destinations.” As Georgia, Armenia, and Azerbaijan become more popular among tourists, so will their culinary offerings — a melange of dishes influenced by Greek, Persian, and Mediterranean cuisine.4

The increased travel post-COVID will be one of the main factors influencing consumers to try out new ethnic flavors and cuisine. For example in the years following 2020, there has been the introduction of several new low-cost flights to Armenia operated by airlines such as “Wizz Air” which makes flying to Armenia that much easier. Armenia also has recently initiated fairly liberal visa regime. Most European nationals will have access to a visa-free entry and other can just acquire a long-term visa upon arrival at the border. Post-COVID, Armenia has shown an annual tourism growth rate of about 15%, which makes it one of the fastest growing travel destinations in the world.

There is also impressive growth in travel to Georgia post-COVID. International visits to Georgia in 2022 have marked a 67.8% recovery from the 2019 pre-pandemic numbers, with the number of international tourist visits reaching 3,892,605. About 43 airline companies operate flights to various destinations in Georgia, and the number of international visitors is forecasted to reach 10 million by 2025. The visa regime is also fairly liberal, with citizens of 98 countries allowed to enter Georgia without the necessity to obtain a visa.In addition, food habits changed drastically during the COVID-19 pandemic with consumers taking an interest in cooking at home with a majority continuing to cook at home post-lockdown as well. This factor continues to increase the demand for flavor-enhancing spices and seasonings to prepare dishes. By introducing Caucasian spices and seasonings to the American, Canadian, and European markets, we will encourage travelers to try recreating these flavors at home.

Although each republic possesses its own characteristics, they share numerous traditions especially related to food. Caucasian cuisine is still relatively unknown to those living in the United States, Canada, and Europe. The cuisines are similar to each other with some regional variations. At Legend Spices, we see this region as an ascending tourist destination and consider it an opportunity to recreate these same flavors at home—creating an entirely new segment in the spices and seasonings category.

There is also a large number of Caucasian (especially Armenian) ex-pats living in North America and Europe who wish to acquire a taste of home away from home. There are many North Americans and Europeans with Caucasian heritage who have never been to their motherland and wish to connect with their roots. We hope this group will be eager to create the cuisine of their heritage in their kitchens. Homesick ex-pats eager to recreate the flavors of their homeland is another potential market. These highlighted groups will be our initial target market for Legend Spices products. Since these Caucasus cultures and cuisines are so interconnected, we hope our spices will appeal to all ex-pats from this region including Armenians, Georgians and Azeris living in North America and Europe.

Our seasonings will compete in the “meal makers” category of seasonings. Meal makers are ready-made mixtures of herbs and spices. The consumer only needs to add the “meal maker” to raw meat or vegetables and cook. “Meal Makers” are the fastest growing category in the consumer spices market.

Currently, Legend Spices has developed seven seasonings, fourteen dried herbs and greens, fenugreek, garlic powder, red (hot and sweet) and black (granules and ground) peppers.

Our Products

Currently, the seasoning varieties we offer and their ingredients are as follows:

Seasoning	Ingredient(s)
Heavenly Meat Spice aka “ST” Sensational Taste	wild savory, oregano, red and black pepper, mountain salt
Magic Salad aka “HA” Happy Appetite	wild coriander, sumac, black pepper and hibiscus, mountain salt
Miracle Fish Spice aka “AN” Armenian Nobility	wild dill, coriander, white pepper and garlic, mountain salt
Holy Chicken Seasoning aka “YA” Yummy Armenian	wild fenugreek, turmeric, garlic and red pepper, mountain salt
Seasoning for Pilaf and potatoes	wild fenugreek, turmeric, garlic powder, red pepper, and mountain salt
Seasoning for potatoes and veggies	wild savory, oregano, red and black peppers, mountain salt
Seasoning for Korean carrot	Coriander seeds, garlic powder, red, black, and white peppers, sugar
Red sweet pepper	Red sweet pepper
Red hot pepper	Red hot pepper
Black ground pepper	Black ground pepper
Black pepper in granules	Black pepper in granules

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4 https://www.wheelandanchor.ca/2019/06/take-a-culinary-trip-to-georgia-armenia-and-azerbaijan-for-the-hearty-cuisine-of-the-caucasus/

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Herbs and Greens	Ingredient(s)
Thyme	Wildly grown, naturally dried thyme
Chamomile	Wildly grown, naturally dried chamomile
Mint	Wildly grown, naturally dried mint
Peppermint	Wildly grown, naturally dried peppermint
Parsley	Wildly grown, naturally dried ground parsley
Coriander	Wildly grown, naturally dried ground coriander
Savory	Wildly grown, naturally dried rosemary
Basil	Wildly grown, naturally dried basil
Tarragon	Wildly grown, naturally dried tarragon
Dill	Wildly grown, naturally dried ground dill
Mixed greens	Wildly grown, naturally dried basil, parsley, dill, coriander, rosemary
Oregano	Wildly grown, naturally dried ground oregano
Bay Leaf	Wildly grown, naturally dried bay leaves
Thyme (ground)	Wildly grown, naturally dried ground thyme
Mint (ground)	Wildly grown, naturally dried ground mint

Legend Spices seasonings balance two main ingredients—aromatic herbals and salt. The salt we use is collected in the high mountains near the capital city of Yerevan, Armenia. It is extracted manually without the use of explosives, and then dried under the sun. A characteristic grayish-brown color is given to the product by trace amounts of manganese oxide. There are different sizes and structures—from fine-grained friable to large crystalline. It is a product of ancient marine deposits of the Jurassic period (more than 250,000 million years ago). Ancient civilizations used this salt to store fish and meat and called it “white gold”.

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Start-up Summary

The funds for the initial start-up expenses have been provided by our President and CEO, Khachatur Mkrtchyan

Legend Spices: Start Up Summary
Professional Fess (Legal/Accounting)	$11,424
General	$78
Taxes	$646
Company staff (first year salary)	$2,186
Consulting/ Outsourcing (the product development and marketing related issues)	$1,518
Packaging procurement (for 24,000 units)	$978
Raw materials procurement (for 24,000 units)	$3,405
Marketing Expenditures (including participations to expos, advertising campaigns, trade marketing campaigns)	$158
Total Start-up Expenses	$20,393

Competitive Comparison

We are currently selling our products in Armenia while looking for new markets in Europe and North America. Our mission is to present authentic seasonings and spices for Caucasian cuisine to North America and Europe. By positioning ourselves in this niche ethnic cuisine category, avoiding direct competition with other more established brands, we hope to appeal to consumers who are searching for something unique or want to replicate their favorite Caucasian foods they enjoy in restaurants or during their travels.

This focus on niche-ethnic cuisines enables us to explore opportunities in the market and to develop new products. We are researching and reviewing other ethnic seasoning items, tracking their success in order to develop new products in the future.

Legend Spices hopes to build a reputation for high quality seasonings and strong relative value in the seasonings category. We hope to provide our retailers with high-quality products and the ability to earn reasonable margins. We will communicate to our end-consumers through on-site demonstrations, tastings, and product presentations in groceries and supermarkets.

To differentiate ourselves from all of the others seasoning producers in the market, we will stress the quality, the authenticity of the ingredients, and the heritage of the recipes.

Sales Literature

We are currently working on a line of brochures and sales materials to assist our marketing agents, retailers and in-store promotions. Our website, https://Legendspices.com presents a description of products with photos along with popular recipes.

Sourcing

The salt and most of the spices and herbs we use in our products are sourced from Armenia. Due to its high elevation and unique location, Armenia is renowned for its plentiful and high-quality herbs, spices and salts.

Armenia is a small mountainous country on the Armenian Plateau in the South of the Caucasus. Phyto-geographically, Armenia is situated at the junction of two floristic provinces — Caucasian and Armenian-Iranian. The peculiarity of each, enhanced by different conditions, lead to a rich variety of the country’s flora and vegetation. The mountainous nature of Armenia results in a series of highly diverse landscapes: seven distinct landscape types are described in Armenia — from deserts to alpine lands.

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The great diversity of ecosystems and vegetation types is correlated with the variety of landscapes, ranging from sand deserts and semi-deserts situated at 400 m above sea level to alpine meadows and turfs at 3000 m, from xeric mountain formations to wetland vegetation, and from mesophilous forests to feather grass steppes.

Flora of Armenia includes about 3500 species of vascular plants and is very unique in its kind. Armenia is a center of species diversity for many genera such as cornflower, pear, and astragal (more than 120 species). The well-known agronomist, botanist and geneticist N.I.Vavilov identified Armenia as one of the centers of biodiversity for wild relatives of cultivated plants and as one of the Asia Minor centers of origin of cultivated plants.

Future Products

The addition of new products is crucial to our future success. We are looking to add additional seasoning products to the Caucasian product line including blends with unique mono-spice ingredients like “Monk`s pepper” (Vitex Agnus-Castus). In the future, we would also like to develop other ethnic-focused seasonings.

Market Analysis Summary

Spice Market in North America

The North American market for spices and seasonings has been growing at a steady rate. It expects about 6.2% annual growth between 2018 and 2023 with a forecast to reach US$ 30,412.8 Million until 20235.

United States of America

In the United States of America there is a noticeable increase in consumer demand for high-quality nutritious food ingredients such as spices and seasonings, as well as in the inclination to taste new flavors which hints at a steady upward growth in this sector. Studies have shown that 50% of consumers in the United States wish to try exciting flavors primarily blends from the Middle Eastern and Mediterranean regions including the Caucus region. Due to the COVID-19 pandemic and the aftermath, consumers are now more likely to dine at home and seek spices and seasonings that will provide them with restaurant-quality food at home. Data published by the Bureau of Labor Statistics (BLS) and illustrated below has also shown that restaurant menu prices have increased by 8% during the last year, with this being strongest twelve month gain since 1981. This is further motivation for consumers to cook meals at home, which may forecast in an increased demand for spices and seasonings.

Full Service and Limited-Service Menu Prices6

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5 P&S Market Research:https://www.globenewswire.com/news-release/2018/02/19/1361180/0/en/Seasonings-and-Spices-Market-Size-to-Reach-30-412-8-million-by-2023-P-S-Market-Research.html)

6 https://restaurant.org/research-and-media/research/economists-notebook/economic-indicators/menu-prices/#:~:text=Menu%20prices%20increased%208.0%25%20during,12%2Dmonth%20gain%20since%201981.

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As shown in the graph below, the U.S. spice and seasonings market CAGR expects a 5.5% rise between 2022 and 2030. The market is currently estimated to be at about $10 Billion with the largest sector accounted for by spices, followed by herbs and then salts/salts substitutes. 7

According to Faostat (Food and Agriculture Organization Corporate Statistical Database), spice and seasoning consumption per capita in the USA was at an all-time high in 2019 with 0.987kg. As the chart below illustrates, consumption of spices per capita has been on a steady rise since 1997. Currently, per capita consumption remains at 1.6 kilograms with a forecast to remain 1.6kgs until 2027. According to the U.S. Census data and and the Simmons National Consumer Survey, about 300.62 million Americans used seasonings and spices to prepare food in 2020. This number is forecasted to increase up to 309.03 million by the year 2024.

Consumption of Spices and Seasoning Per Capita in the USA8

As the chart below shows, the most popular spices and seasonings for households in the United States after black and red pepper are “universal spices” which is a segment of common spices such as garlic powder, paprika, cinnamon, etc. These spices are frequently used to provide stronger flavors and aromas to popular dishes including barbecue, steak, chicken wings, prawns and other seafood dishes and more. Herbs like thyme, oregano, and basil also occupy a large market segment. Exotic spices like turmeric and sumac are also popular in American cuisine.

 .

7 https://www.grandviewresearch.com/industry-analysis/seasonings-spices-market

8 https://www.helgilibrary.com/indicators/spice-consumption-per-capita/usa/

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Conscious of these consumer preferences, Legend Spices has formulated its seasonings using these special spices popular among consumers.

Reasons that support the development of the American market for spices:

•	The increasing demand for exotic Middle Eastern flavors in the spice and seasonings market and American consumers wanting to try new flavors and tastes.

•

Food consumption trends changed drastically during the COVID-19 pandemic as restaurant prices increased and Americans started cooking more at home with 71% stating they will continue post-pandemic as well. Spices and seasonings aid in enhancing flavors and aromas, making cooking restaurant-quality food at home more attainable. [9]

•

The increasing popularity of living a healthy lifestyle leading to Americans being interested in learning about the potential anti-diabetic, anti-mutagenic, anti-inflammatory, antiviral, and antibacterial health benefits of ethnic spices which will lead to increase in consumption. [10]

•

A vast majority of the U.S. population don’t meet the vegetable intake recommendations, with the primary reason being the unpleasant taste of vegetables and the solution is shown to be using spices and herbs to improve the bitter properties of vegetables. [11]

Among the problems faced by domestic producers in North America, we can note:

1.	Oversaturation of markets in large cities,
2.	High competition,
3.	Difficulties in placement into major retail chains, entry to which requires substantial monetary investment,
4.	Strict regulation of production by the FDA (Food and Drug Administration) and Health Canada

Main Competitors

The seasonings and spices market in North America is dominated by both foreign and domestic producers. The major domestic distributer of spices and seasonings in the United States is McCormick & Company, Inc. with over 160 million consumers in the United States in 2020 alone. McCormick & Company, Inc is also a major domestic distributer in Canada with its Ontario-based subsidiary McCormick Canada. As illustrated in the chart below, the second most popular spices and seasonings bought by American consumers is Lawry's®, which is also owned by McCormick & Company, Inc.

 _________________________________________

9 https://www.prnewswire.com/news-releases/america-keeps-on-cooking-301208005.html?tc=eml_cleartime

10 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5797306/

11 https://ift.onlinelibrary.wiley.com/doi/full/10.1111/1750-3841.14027

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US Household Most Used Brands of Seasonings and Spices in 202012

Popular international spice and seasoning producers in the United States and Canada include Worlée NaturProdukte GmbH, Olam International, Kräuter Mix GmbH, and Sleaford Quality Foods Ltd. Market research by Mordor Intelligence has deemed the North American seasonings and spices market to be highly competitive without too many dominant players, making it a market that is easy to break into for Legend Spices.

North American Spices and Seasonings Market Concentration13

As a wholesale company, we are looking to generate sales at large retail and supermarket chains in the United States and Canada. These retail chains include Walmart, Kroger, Costco, Walgreens, and Target. In Canada, the retail chains being considered are Loblaw, Sobeys, Metro, Safeway, Walmart, and Real Canadian Superstore.

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12  https://www.statista.com/statistics/278594/us-households-most-used-brands-of-seasonings-spices/

13  https://www.mordorintelligence.com/industry-reports/north-america-seasoning-and-spices-market

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Spice Market in Europe

The European seasoning and spices market has also been growing at a steady rate and is one of the leading importing regions for spices and seasonings in the world. Europe makes up about one quarter of all the import of spices and seasonings in the world. The European market is predicted to reach a CAGR of 4.33% during the period of 2022 to 2027. Significant growth in the market was noticed during the onset of COVID-19, when consumers started cooking at home and spices were used to enhance the flavors of homemade meals, especially spices such as dried garlic and turmeric which were used for added immunity. Increase in revenue is also accredited to the increasing demand for convenient spice and seasoning products such as the “ready-to-use” mixtures from Legend Spices.

European Spices and Seasonings Market Summary14

Both the graphs above and below reinstate that spice and seasoning imports from developing countries take up a large part of the European market and have the highest import values as well. These facts make the European spice and seasoning market the ideal target for Legend Spices’ products.

Import Values and Origins of Spices and Seasonings in European Countries (2020)15

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 14  https://www.mordorintelligence.com/industry-reports/europe-seasoning-and-spices-market

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The pie chart below illustrates the spice and herb extracts market by market share and country in Europe. It is evident that the top countries with the largest spice and seasoning markets include Germany and Italy, which is where we plan to take Legend Spices products. 16

Studies have projected Germany to be one of the most lucrative markets in Europe with a 19.3% market share in 2021. It is also one of Europe’s largest importers of spices, seasonings, and herbs with an import value of €538 million in 2020, totaling 20% of total imports in Europe. The majority of spice imports into Germany are from developing countries.17 Italy is another region in Europe with a growing spice and seasoning market. Italian consumers are widely-known for using spices and seasoning in their cuisine, mainly but not limited to basil, thyme, oregano, parsley, and bay leaves, most of which are included in the Legend Spices catalogue. However, various studies have also shown that due to the globalization of markets and the desire for cuisine exploration, Italian consumers are looking to “foreign products” for fusion with traditional cuisine to experience foreign cultures, including Caucasus flavors.18

Main Competitors

The European market for seasonings and spices (mainly Germany and Italy) is the perfect target for Legend Spices products since the local production of herbs, spices, and seasonings in Europe is very limited, and countries will mainly rely on imports. This also implies that there isn’t much competition with local producers, allowing for fast growth. Studies by Mordor Intelligence have deemed the European seasonings and spices market to be fragmented without too many dominant players, making it another market that is easy to break into for Legend Spices. The major competitors in the European industry are Saigon Hanoi Imexco Ltd., Doehler Group SE, Fuchs North America, Kerry Group PLC, and McCormick & Company Inc.

European Spices and Seasonings Market Concentration19

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16 https://www.mordorintelligence.com/industry-reports/seasoning-and-spices-market

17 https://www.futuremarketinsights.com/reports/herbs-and-spices-market

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As a wholesale company, we are looking to generate sales at large retail and supermarket chains in Europe. These retail chains in Italy include Conad, Selex, Coop, Végé, and Agorà. In Germany, the retail chains being considered are Aldi, Edeka, Lidl, and REWE.

Product Distribution and future objectives

In December 2022, Legend Spices entered into negotiations for an agreement with large American food distributor “R-aks” to sell our products to gourmet food retailers and large chains in the USA. By their request, we took our main products to FDA Lab in Armenia to meet the requirements of Food and Drug Administration of US Government. Two of the products are now FDA approved, with the others currently in process of being approved. We hope this will lead us to success.

In Armenia, we have already made significant in-roads selling our spices and seasonings.

Parma Supermarket carries Legend Spices in four locations including their online store.

The largest online supermarket in Armenia supermarket.am sells our products consistently for the second year now.

Our products are also available in the two Armenian stores of large French grocery chain Carrefour.

Yerevan City is a chain of 34 supermarkets where our products are presented.

Nor Zovq is a supermarket chain with 25 locations. They have agreed to carry our product at three locations as a test. We are in negotiations and we hope to have our products available in the other 22 locations soon.

Oasis and Karusel supermarket chains with three stores each also have our products on their shelves. Avetis supermarket also carries our products.

Recently we introduced all of our products in MG supermarkets. MG is a chain of twenty-two supermarkets. Samples and prices lists were given to MG supermarkets. We are waiting for the approval of their managements to put our products on their shelves.

We are presently in negotiations with French company CHALLENGER SAS who have shown an interest in introducing our products to the French market.

We have approached other large grocery chains in Europe and are in various stages of interest to carry our products.

Legend Spices is also working with Business Armenia to present our products at different international exhibitions. Business Armenia promotes cooperation between public authorities and entrepreneurs (PPP), implements joint projects, supports foreign investments and provides post investment services.

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Market Segmentation

The ethnic food industry is booming as consumers experience these foods during their travels and at their local restaurants. They also seek variations from their own traditional cuisines. While there are other products available from various vendors, Legend Spices has approached the market as a Specialty Gourmet Seasoning producer: a provider of authentic, high quality seasonings developed specifically for Caucasian cuisine.

Target Market Segment Strategy

The initial target market is the local Armenian market and the Caucasian communities of North America and Europe.

In the United States of America, the Caucasian communities was targeted because of its exciting growth rate and familiarity with the cuisine, particularly in California and the Northeast. Presently there are approximately 1.6 million Armenians living in the USA with over 200,000 American citizens of Armenian nationality living in Los Angeles20. The Armenian community living in the United States constantly strive to feel a taste of home which is done through traditional cuisine and flavors. There are also many Armenians in America who were born in America and are looking for ways to reconnect with their roots, who would surely be willing to experience Legend Spices products in their kitchen. This also applies to the 100,000 Canadians of Armenian origin living in Canada, with the majority residing in Vancouver, Toronto, and Montreal, which makes these cities prime targets for our products as well.

In Germany and Italy, there are a total of about 100,000 citizens of Armenian origin and a total of 500,000 Caucasian ex-pats (Armenians, Azeris, Georgians) who are attached to their roots and would incorporate Caucasian flavors into their cuisine.

However we are hoping our products will have a broader appeal to the local consumers in North America and Europe as well and these consumers are the main target for further growth past the initial market penetration phase. International consumers are now looking to try new flavors from Caucasian and Middle Eastern regions and Legend Spices will give them the opportunity to prepare exciting new specialties in their homes and achieve the same enhanced flavors they enjoy at their favorite restaurants.

Industry Analysis

Food habits changed drastically during the COVID-19 pandemic, with consumers taking an interest in cooking at home with a majority continuing to cook at home post-lockdown as well. This factor continues to increase the demand for flavor-enhancing spices and seasonings to prepare dishes. Legend Spices offers an easy way to achieve restaurant-quality flavors at home with herbs, spices, and seasonings. There is also an increased need of “ready-to-use” mixtures in the market, with consumers needing spice mixtures in convenient packages designated for specific dishes such as those including meat, seafood, or vegetables, which Legend Spices also produces. The rapidly increasing prices of menu food at restaurants has also urged more consumers to cook at home, further increasing the demand for seasonings and spices.

Competition and Buying Patterns

Both the North American market and the European market for seasonings and spices do not have major dominant players which oversee all purchases, making them accommodating for newer, spaller companies.  In order to separate Legend Spices from its competitors, the Company will impart to their brand a premium appeal with the use of high-quality ingredients, attractive packaging and promotion of the ancient and delicious attributes of Caucasian cuisine.

There are many suppliers of seasonings and spices currently available on the shelves at the local grocer. However, we feel there is an opportunity for a unique product marketed to a particular ethnic cuisine especially in the growing “ready-to-use/pre-mixed” seasoning segment.

By positioning ourselves in the niche ethnic cuisine area—avoiding direct competition with other more established brands—we hope to attract consumers who want to try something new. With the future entrance into some of the larger grocery chains we hope to broaden our audience.

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20 https://en.wikipedia.org/wiki/Armenian_Americans#:~:text=About%202%2F3%20of%20Armenians,of%20Armenian%2Dspeakers%20at%20237%2C840.

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Strategy and Implementation Summary

Our strategy is based on serving niche markets. The world is full of consumers who are searching for what they perceive to be high-quality and authentic products.

We are striving to build a marketing infrastructure covering multiple channels of grocery stores and major distributors. Each location will accent the other, providing for continuous exposure of the Legend Spices’ brand.

Marketing Strategy and Promotion Strategy

Legend Spices was conceived with the objective to offer the highest quality and best relative value for its authentic Caucasian seasonings and spices. Time-honored historical recipes have been passed down through generations, rich with ethnic heritage. Knowledgeable consumers are looking for authentic products, made with the finest ingredients. Today’s consumer is demanding authenticity and purity. They want real down-home seasonings and spices to make their dishes tasty and healthy. Constantly striving to supply what the consumer demands, we are continually searching for opportunities in the marketplace, improving on what is available. Providing new products to these areas is essential to assure our success in a market driven by consumer demand.

We are focusing on the consumer first through gourmet grocery exposure and then impacting them through supermarkets. Also we have had discussions with North American and European distributors of Armenian and Georgian wines on how we can cross-promote our products with tastings and promotions. The Caucasus is becoming a major wine destination. Many people think of the classic Vitis vinifera wine grape varieties as Western European, but Vitis vinifera’s origin lies in the Caucasus, where Europe and Asia intersect and where ancient trade routes traversed the mountains between the Black Sea and Persia. Earliest known winery was found in an Armenian cave in 2008 dating back to 4000 BC21. Decanter magazine for wine enthusiasts considers Georgia in the top three destinations for wine lovers.22

We have had discussions with North American and European wine distributors of Armenian and Georgian on how we can cross-promote our products with tastings and promotions.

Travel agents focusing on the Caucasus and airlines with direct flights to the Caucasus from Europe and North America are another potential cross-promotion partnership opportunity to promote our products.

The long-range goal is to gain enough visibility to leverage the product to other geographical regions beyond Armenia, such as Europe and North America as inquiries and distribution requests come in.

Keys to Success

1.	Delivering high quality products that sets us apart from competitors in both taste and overall relative value.
2.	Provide service, support, and a better than average margins to our dealers.
3.	Maintain gross margins of over 55%.
4.	Bring new products into the mix to increase sales volume.

Pricing Strategy

Our strategy is to target the upper range of the price scale. Even though we are subject to some impulse buying, we can provide a product to be resold at a generous mark-up for our dealers, while still providing a satisfactory experience for the consumer. Our product cost range is $0.10 - $0.45 and we sell wholesale at prices of $0.20 - $0.95. At a retail price range of $0.30 to $1.25 per pack of spice, we cover the mid-to-upper price range of the spice market, while providing around 33% margin for the dealers.

Packaging

Experts identify the following trends in the packaging of spices:

•	Demand for environmental packaging,
•	Easy to use packaging,

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21 https://www.nationalgeographic.com/culture/article/110111-oldest-wine-press-making-winery-armenia-science-ucla

22 https://www.dw.com/en/why-the-world-is-talking-about-georgian-wine/a-50798532

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In turn, manufacturers concentrate on packaging parameters such as environmental friendliness, safety and personification. An important determinant of the retail price of Seasoning/spice products is the quality of the packaging. Initially our packaging was done on a small budget and is adequate. We will need to redesign our packaging for better corporate identity, providing a more attractive and environmentally friendly package. This means we will need to hire a professional packaging firm to redesign our packaging and use higher quality packaging.

Milestones

Below is a brief description of our planned activities for the next 12 months, which we expect to commence immediately after the Offering is completed and the proceeds have been received and accepted.

Table: Milestones

Milestone	Start Date	End Date	Budget	Manager	Department
FDA approval of all products	Jan 1,2023	Mar 1,2024	$10,000	Khachatur Mkrtchyan	Sales
Contract marketing services	Jan 1, 2023	Mar 1, 2023	$10,000	Khachatur Mkrtchyan	Marketing
Employ sales personnel	Jan 1, 2023	Feb 1, 2023	$10,000	Khachatur Mkrtchyan	Sales
Pursue distribution deals for Europe	Jan 1, 2023	Mar 1, 2024	$10,000	Khachatur Mkrtchyan	Sales
Initiate in-store promotion programs	Mar 1, 2023	Jul 31, 2023	$15,000	Khachatur Mkrtchyan	Marketing
Rent warehouse facility	Aug 1, 2023	Dec 31, 2023	$12,000	Khachatur Mkrtchyan	Administration
Travel expenses for overseas promotion	Mar 1, 2023	Dec 31, 2023	$10,000	Khachatur Mkrtchyan	Marketing

Months 1 to 6 Following Completion of the Offering

Main Objectives:

•	Complete FDA analysis of all remaining products
•	Assess, negotiate and purchase raw materials from suppliers to develop production capacity
•	Contract marketing services
•	Hire salespeople to increase sales in the USA and local market
•	Pursue distribution agreements for Europe and the rest of North America

Months 6 to 12 Following Completion of the Offering

Main Objectives:

•	Rent out the warehouse facility in Yerevan for local market and export distribution organization.
•	Identify sustainable spice producer outsource company based in region to enlarge spice production
•	In-store tastings and demonstrations
•	Conclude distribution agreements for Europe and North America

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 Organizational Structure

Legend Spices planned organization structure calls for departments of sales and marketing, product development, production, finance and administration. We are currently using outside consultants to assist in these areas.

Management Team

The management team is currently comprised of Mr. Mkrtchyan, the 100% shareholder of Legend Spices Inc. In the future, we hope to have a board of advisors with administrative, financial, and sales management experience to assist with management decisions on daily operations, and the long-range planning necessary for continued, consistent growth.

Management Team Gaps

The gaps in the management team are currently being addressed through the use of outside consultants and will continue to be until the cash flow allows for the hiring of employees to fill those capacities. The identifiable gaps are in administration, finance management, and marketing.

Financial Plan

We have forecast for very rapid growth for Legend Spices. Although this may seem ambitious based on historic sales, this rate of growth is due to potential orders we have discussed with our distributor, verbal commitment from American company R-aks, and the increasing number of orders from current clients.

Important Assumptions

The financial plan depends on important assumptions, most of which are shown in the following table. The key underlying assumptions are:

•	We assume a slow-growth economy, without major recession.

•	We assume, of course, that there are no unforeseen changes in the consumer market to make products immediately obsolete or out of favor (or not increasing in popularity).

•	We assume access to equity capital and financing sufficient to maintain our financial plan as shown in the tables, addendum, and additional documentation.

Key Financial Indicators

The most important factor in our case is the ability to procure financing to go to the next level. The size of the orders currently being asked of us is well beyond our current production capability, but well within the production capability of a local processor. *Note: purchasing from this supplier will also reduce our per unit production costs in excess of 30%. An additional alternative would be to purchase the production equipment necessary, and not be subject to the local manufacturer's production scheduling.

We must maintain gross margins of at least 55% and hold marketing costs to no more than 20% of sales to provide the income to reduce our debt and equip us to sustain the growth we anticipate. We will meet and exceed all of these conditions through buying at increased volumes. Then we'll pass the savings on to our customers, retail stores, through increases in the margins at which they retail the product.

Suppliers

We signed an agreement with Sacred Spices Inc to buy their brand name, remaining stock, recipes and intangible assets and basically continue production of Sacred Spices seasonings and spices.

Put the price in US Dollars

In December 2022, we started preliminary negotiations with an American company named R-aks23. Pursuant to this agreement, currently pending, we will grant the exclusive right to sell and distribute our seasoning products in the USA for a period of three years.

 ___________________________________

23https://r-aks.com/

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The purchase price of the Legend Spices products to R-aks shall be based on delivery to the warehouse of R-aks in LA and NY and shall include a mutually negotiated delivered price to said warehouses. Our company and R-aks shall negotiate any price increases for any Legend Spices products at least 60 days prior to the effective date of any such increase. R-aks shall have the right to order one month of supply of our products at the current price prior to any increase.

In the event that our company and R-aks cannot agree on either price within 30 days of commencement of the negotiations, the prices then in effect for each of said prices will be increased by an amount equal to the change in the Consumer Price Index-All US over a period of months equal to the number of months since the last price increase for each price. This agreement, once signed, shall continue in full force and effect until either party gives 90 days notice.

We are planning to buy pouches for our future products from American company called PBFY24, once the quantities purchased from SS end.

In August 2022 we hired Studio AV LLC to update the design of labels of our main products.. . Now they look fresher and nicer.

In order to introduce our products more attractively, new boxes with company’s logo will be ordered in Tught Ard and Tara LLC, where Sacred Spices ordered their boxes before. This will allow to represent our products in stores and make them recognizable.

Patents and Trademarks

We believe that our brand is important to our success and our competitive position. On March 2, 2020, our trademark has been registered by Intellectual Property Agency of Republic of Armenia by Sacred Spices and rights now belong to Legend Spices. We may trademark in other jurisdictions as the need arises.

Employees

We have no employees other than our sole director and officer. Management and office administration services are provided by Khachatur Mkrtchyan.

DESCRIPTION OF PROPERTY

Presently, we do not own any interests in any real property. Our sole director and officer, has provided us with office space in his residence. This location currently serves as our primary office for planning and implementing our business plan. This location is also where our products are mixed, packaged and shipped from.  This space is currently sufficient for our purposes, and we expect it to be sufficient for the foreseeable future.  Our sole director and officer does not charge our company for use of this space.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application with FINRA to have our common stock quoted on the OTCQB. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the OTCQB, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

 _____________________________________

24 https://pbfy.com/

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We have 5,000,000 shares issued and outstanding as of May 10, 2021. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

Outstanding Options, Warrants or Convertible Securities

As of the date of this Prospectus, we do not have any outstanding options, or warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

We have only one holder of unregistered shares and he is an affiliate of the Company by virtue of the fact that he is an officer, director, and major shareholder. A person who is an affiliate and who has beneficially owned shares of our company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled under Rule 144 to sell within any three-month period a number of shares that does not exceed the greater of:

1.

one percent of the number of shares of our company’s common stock then outstanding, which, in our case, will equal approximately 100,000 shares if all of the shares offered hereby are purchased by investors; or

2.	the average weekly trading volume of our company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Registration Rights

We are paying the expenses of the offering because we seek to develop a market for our common stock.  We believe that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our seasonings production and distribution business plan, we may need to raise additional capital.

Holders

There was one holder of record of our common stock as of March 31, 2023.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. Our financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States (US GAAP).

This Prospectus includes the following financial statements:

•	Audited financial statements of our company for fiscal years ended December 31, 2022 and 2021.
•	Unaudited (reviewed) interim financial statements for thethree month period ended March 31, 2023

The financial statements appear beginning on page F-1.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.  We can delay the adoption of such accounting standards until those standards would otherwise apply to private companies until we are either no longer an “emerging growth company” or we affirmatively and irrevocably opt out of the extended transition period.  As a result of our election to rely on the extended transition period, our financial statements may not be comparable to the financial statements of other public companies.  During this extended transition period we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2022 and 2021, and our unaudited (reviewed) interim financial statements for the three month period ended March 31, 2023, together with notes thereto, which are included in this registration statement on Form S-1. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	provide an auditor attestation with respect to management’s report on the effectiveness of our internal controls over financial reporting;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. However, even if we no longer qualify for the exemptions for an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company. For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or auditor attestation of internal controls over financial reporting.

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Overview

Our company was incorporated under the laws of the state of Nevada on May 10, 2021. We seek to significantly expand the production and sales of our Legend Spices’ brand of seasonings which we produce in Armenia.

Our offices are currently located at 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia. Our telephone number is Tel: +374 (99) 432000. We have a website at www.Legendspices.com, however, the information contained on our website does not form a part of the registration statement of which this prospectus is a part.

Results of Operations

For the year ended December 31, 2022 compared with December 31, 2021 and for the Three Month Period ended March 31, 2023

The following table summarizes our operating results for the period from May 10, 2021 (date of inception) to December 31, 2022 and for the three-month period ended March 31, 2023:

	From May 10, 2021 (Date of Inception) to December 31, 2022 (audited)	Three month period ended March 31, 2023 (unaudited)
Revenue	$4,599.00	1,236
Cost of Sales	4,567.00	1,453
Expenses	16,010.00	7,293
Net Profit/(Loss)	$(15,978.00)	(7,687)

Revenue and Cost of Sales

During the period from May 10, 2021 (date of inception) to December 31, 2022, we generated revenues of $4,599.00 with cost of sales of $4,567.00, resulting in gross margin of $32. During the three month period ended March 31, 2023, we generated revenues of $1,236. We generated revenues primarily from the sale of our seasoning products. The cost of sales primarily consisted of the ingredients and packaging.

There are minimal revenues and management cannot offer any assurance that we will continue to generate revenues as our revenues are affected by factors such as the success of our marketing efforts, the size of our customer base, consumer’s preferences and general economic conditions.

Expenses

During the period from May 10, 2021 (date of inception) to December 31, 2022, we incurred expenses of $11,010.00, and during the three month period ended March 31, 2023 we incurred expenses of $7,687, entirely consisting of general and administrative expenses. Our general and administrative expenses primarily consisted of legal and accounting fees, rent and website construction. Initially, a significant portion of our expenses were attributed to one-time legal fees for the preparation of contracts and fees related to the preparation of the registration statement for the public offering of the shares of our common stock.

Management anticipates expenses to rise over the foreseeable future as marketing expenses increase as a result of our efforts to increase our revenues.

Since we only recently commenced business operations, management does not believe past performance is indicative of future performance.

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Liquidity and Capital Resources

	As at December 31, 2022 (audited)	As at March 31, 2023 (unaudited)
Current assets	$5,438.00	6,104
Current liabilities	7,004.00	26,132
Working capital (deficiency)	$(1,566.00)	(20,028)

As at December 31, 2022, we had cash of $199.00 and working capital deficit of $(1,566.00). As at March 31, 2023, we had cash of $167 and working capital deficit of $(20,028).  We have incurred operating losses since inception, and this is likely to continue in the foreseeable future.

We require funds to enable us to address our minimum current and ongoing expenses. Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we may require an additional $40,000.00 to fund our operating expenditures for the next twelve-month period, as follows:

Legal, audit and accounting fees	$30,000
Salaries	2,000
Supplies/Inventory	6,000
Rent	1,200
Miscellaneous expenses	800
Total	$40,000

We anticipate that our cash on hand and the revenue that we anticipate generating going forward from our operations will not be sufficient to satisfy all of our cash requirements for the next twelve-month period. We currently do not have committed sources of additional financing and may not be able to obtain additional financing, particularly, if the volatile conditions in the stock and financial markets persist. We plan to raise capital through this offering and loans from our director, provided that such funding continues to be available to our company. We plan to continue to seek additional funds from our director to fund our day-to-day operations until this offering is fully subscribed. We have no guarantee that our director will continue to fund our day-to-day operations. The issuance of additional equity securities may be required by our company in the future and may result in a significant dilution in the equity interests of stockholders. There is no assurance that we will be able to obtain further funds if required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain additional financing as required on a timely basis, we will not be able to meet certain obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Because we are in the development stage and are yet to attain profitable operations, there is substantial doubt about our ability to continue as a going concern. We have not yet achieved profitable operations, have accumulated losses since our inception and expect to incur further losses in the development of our business, all of which raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Product Research and Development

We anticipate that we will spend $5,000 on research and development over the twelve-month period ending March 31, 2024.

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Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve-month period ending December 31, 2023.

Contingencies and Commitments

We had no contingencies or long-term contractual obligations as at December 31, 2022, or as of the date of this Prospectus.

Cashflows from Investing Activities

For the year ended December 31, 2022 and 2021, we did not have any investing activities.

Cashflows from Financing Activities

For the year ended December 31, 2022 and 2021 and for the three month period ended March 31, 2023, we did not have any financing activities.  Initial Start-up costs of $20,393 was provided by the CEO and President.

We have no current commitment from our Officer and Director or any other financier to supplement our operations or provide us with financing in the future. If we are unable to raise capital from our offering, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

We estimate the need for approximately $100,000 funding during the next 12 months to commence our business operations as planned. We hope to raise this amount from our offering. If we are unable to raise this amount from this offering, we will be restricted in the implementation of our business plan.

Expenditures

The following chart provides an overview of our budgeted expenditures for the 12 months following the completion of this Offering, on the basis of the Offering being fully subscribed for.  The expenditures are categorized by significant area of activity.

Legal and accounting	$30,000
Salaries	15,000
Contract marketing services	10,000
Raw material purchases	10,000
Travel expenses for overseas promotion	10,000
FDA approval of all products	10,000
Advertising/Promotion	15,000
$100,000

As of December 31, 2022, we have cash on hand of approximately $199.00

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Going Concern

As shown in the accompanying financial statements, we have an accumulated deficit of $10,978.00 since inception, and a working capital deficit of $1,566.00 as at December 31, 2022 and $20,028 as at March 31, 2023.  These conditions among others raise substantial doubt as to our ability to continue as a going concern.  In response to these conditions, we intend to raise capital through our offering.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It also requires management to exercise its judgment in the processing of applying our company’s accounting policies. Our company regularly evaluates estimates and assumptions related to deferred income tax valuation allowances.  Our company bases its estimates and assumptions on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The impacts of such estimates and judgments are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates and judgments are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. The actual results experienced by our company may differ materially and adversely from our company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Our company derives revenue from the sale of seasonings.  In accordance with ASC 605, “Revenue Recognition”, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed and determinable, and collectability is reasonably assured.

Inventory

Inventory is comprised of work-in-process and finished goods relating to the production and distribution of seasonings and is recorded at the lower of cost or net realizable value on a first-in first-out basis.  Our company establishes inventory reserves for estimated obsolete or unsaleable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future and market conditions.

Recent Accounting Pronouncements

Our company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our independent public accountants since our inception.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

This item is not required by smaller reporting companies.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation, or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Age	Position
Khachatur Mkrtchyan	47	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Khachatur Mkrtchyan, Chairman, President, Chief Executive Officer, Chief Financial Officer and Secretary

Khachatur Mkrtchyan, age 46, has had a passion for cooking ever since his childhood. His father was a professional chef and his mother helped out in the kitchen, and they would cook for all his relatives, the flavors and aromas of ethnic spices filling his household. While growing up, his taste palette developed and so did his love for cooking and all things food-related. After having children of his own, he starting cooking various dishes for them, trying out all sorts of recipes. When he moved his family to Canada, he realized that his children were losing the connection to their roots and what better way to remind them of home than with traditional cuisine. So, upon seeing that the company Sacred Spices was going out of business, he decided to take his passion for cooking further and purchase the company including all the products, formulas, recipes, and supplies.

In terms of his professional career, Khachatur graduated from the Armenian State University of Economics in 1998 with a degree in management and went to do his military service. After two years of military service, he continued his studies and completed his post-graduate finance studies at the above mentioned university. In 2008, he immigrated to Canada with his family where he started studying to earn the designation of “CGA” or “Certified General Accountant,” which he achieved in 2012. In the following year, he was named chief financial officer of LDA Technologies Ltd., where he is still currently working. Also in 2013, he joined the “ACCA” or Association of Chartered Certified Accountants. In 2018, he received “FCCA” status, which is the highest achievement awarded to ACCA members after 5 years of continuous membership and Continuous Professional Development (CPD) compliance. During the years of 2011-2014, he was partner and CFO at R&D Arts Inc. Upon leaving in 2014, he opened his own account firm named “Accounting Bureau” in Canada. In 2021, feeding his interest for hospitality, Khachatur founded and opened Arch Apart Hotel to the Armenian and international public. Also in 2021, he decided to pursue his passions other than accounting, which he did by purchasing products, formulas, recipes, and supplies from the company Sacred Spices.

Other Directorships

Mr. Mkrtchyan does not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders.  If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a résumé supporting the nominee’s qualifications to serve on the Board, as well as a list of references.

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The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders.  Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from each candidate prior to reaching a determination.  The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our director is not obligated to commit her full time and attention to our business and, accordingly, he may encounter a conflict of interest in allocating his time between our operations and those of other businesses.  In the course of his other business activities, he may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty. As a result, he may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  He may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

Our sole director and officer has not, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to, among other persons, members of our board of directors, our company's officers including our president, chief executive officer and chief financial officer, employees, consultants and advisors. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.

full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our company's senior officers commit to timely, accurate and consistent disclosure of information; that they maintain confidential information; and that they act with honesty and integrity.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly senior officers, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal and state securities laws. Any senior officer, who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to our company. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company's Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is attached hereto as Exhibit 14. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

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We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation, or audit committee charter. Our directors do not believe that it is necessary to have such committees because they believe the functions of such committees can be adequately performed by the members of our board of directors.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

•	our principal executive officer; and

•	all officers who served at any time during the years ended December 31, 2022 and 2021.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Khachatur Mkrtchyan(1)	2022	$2,186	-	-	-	-	-	Nil	$2,186
	2021	$-							$-

(1)	Mr. Mkrtchyan was appointed President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director on May 10, 2021.

Khachatur Mkrtchyan is our sole director and officer.

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers during the fiscal years ended December 31, 2022 or 2021.

Outstanding Equity Awards at Fiscal Year End

There were no unexercised options, stock that has not vested and equity incentive plan awards for our named executive officers during the last two fiscal years.

Option Exercises

During our fiscal year ended December 31, 2022, there were no options exercised by our named officers.

Compensation of Directors

We did not provide any compensation to Mr. Mkrtchyan for performing her services as our director since the inception of our company. Her only compensation was for her services as Chief Executive Officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

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Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Interlocks and Insider Participation

During 2022 and 2021, we did not have a compensation committee or another committee of the board of directors performing equivalent functions. Instead the entire board of directors performed the function of compensation committee. Our board of directors approved the executive compensation paid in 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of March 31, 2023, of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities.  As of March 31, 2023, there were 5,000,000 shares of our common stock issued and outstanding. All persons named have sole voting and investment control with respect to the shares, except as otherwise noted.  The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Khachatur Mkrtchyan 14 Kajaznuni Street, Apt. 70 Yerevan 0070, Armenia Tel: +374 (99) 432000	5,000,000(2)	100%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. In this case there are no convertible securities and no acquisition rights outstanding. As a result, the percentage of outstanding shares of the person shown in this table reflects the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 31, 2023. As of March 31, 2023, we had 5,000,000 shares of our common stock issued and outstanding.

(2)	If the Offering is completed, we will have 10,000,000 shares issued and outstanding and Mr. Mkrtchyan will hold 50 % of those shares.

Changes in Control

As of December 31, 2022, we are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of December 31, 2022, we owed $9,412.00 to the President of our company for expenses paid on our behalf.  The amount owing is unsecured, non-interest bearing, and due on demand.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

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Promoters and Certain Control Persons

Mr. Mkrtchyan is a promoter as defined in Rule 405 of Regulation C due to her participation in management of our business and company.

Corporate Governance

We currently act with one director – Mr. Mkrtchyan.

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

REPORTS TO SECURITY HOLDERS

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

DIVIDEND POLICY

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain any earnings to develop and market our services. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

ITEM 12A - DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITES ACT LIABILITIES

Nevada law provides that we may indemnify our directors and officers to the fullest extent.

The general effect of the foregoing is to indemnify a control person, officer, or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL REPRESENTATION

William (Bill) Macdonald Esq. will pass upon the validity of the common stock offered hereby.

EXPERTS

The financial statements included in this prospectus, and in the registration statement of which this prospectus is a part, have been audited by Gries & Associates, LLC , an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock that are to be sold in this offering, please refer to our registration statement.

As of effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended, and will be required to file periodic reports (i.e., annual, quarterly and special reports) with the SEC which will be immediately available to the public for inspection and copying. Except during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8-A (which we plan to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that your access to information regarding our business will be limited. We intend to file the Form 8A.

You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report, which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Legend Spices, Inc.

14 Kajaznuni Street, Apt. 70

Yerevan 0070

Armenia

Tel: +374-99-432000

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LEGEND SPICES, INC.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022 AND 2021

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Legend Spices, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Legend Spices, Inc. (the Company) as of December 31, 2022 and 2021, respectively and the related statement of operations, stockholders’ deficit and cash flows for the period then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the period then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has incurred losses since inception of $10,978.  For the year ended December 31, 2022, the Company had a net loss of $10,554. These factors create an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

/s/ Gries & Associates, LLC

We have served as the Company’s auditor since 2022.

Denver, Colorado March 10, 2023 PCAOB# 6778

F-2

Legend Spices, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash in Bank	$199	$-
Accounts Receivable	2,171	-
Inventories	3,068	-
Total current assets	5,438	-

Total assets	$5,438	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable and current liabilities
Income and other taxes payable	$6,894	$-
Accounts payable	110	-
Total current liabilities	7,004	-
Long-term liabilities
Due to related parties	9,412	5,424
Total long-term liabilities	9,412	5,424
Total liabilities	16,416	5,424

Commitments and Contingencies	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 50,000,000 shares authorized zero shres issued and outstanding as of December 31, 2022 and 2021, respectively Common stock, $0.0001 par value; 500,000,000 shares authorized; 50,000,000 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	500	500
Additional paid in capital	4,500	4,500
Accumulated deficit	(15,978)	(5,424)
Total stockholders' equity (deficit)	(10,978)	(5,424)

Total liabilities and stockholders' equity	$5,438	$-

The accompanying notes are an integral part of these financial statements.

F-3

Legend Spices, Inc.

Consolidated Statement of Stockholders' Equity

	Common Stock		Additional			Total Stockholders'
	$0.001 Par Value		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Capital	Subscription	(Deficit)	(deficit)
Inception, May 10, 2021	-	-	-		-	-
Shares issued	5,000,000	500	4,500			5,000
Net loss for the period					(5,424)	(5,424)
Balances December 31, 2021	5,000,000	500	4,500	-	(5,424)	(424)
Net loss for the period	-	-	-	-	(10,554)	(10,554)
Balances December 31, 2022	5,000,000	$500	$4,500	$-	$(15,978)	$(10,978)

The accompanying notes are an integral part of these financial statements.

F-4

Legend Spices, Inc.

Consolidated Statements of Operations

Year ended

		For the Period from
		Inception (May 10, 2021) through
	December 31, 2022	December 31, 2021
Sales	$4,599	-
Cost of Goods sold	4,567	-
Total Income	32	-

Gross profit	32	-

Operating expenses
Wages and benefits	2,186	-
R&D expenses	1,518	-
Professional Fees	6,000	5,424
Sales and marketing	158
General and administration	78	-
Total operating expenses	9,940	5,424

Net Income (Loss) from operations	(9,908)	(5,424)

Other (expenses)
Other expenses	(646)	-

Net Income (Loss) before income taxes	(10,554)	(5,424)

Income taxes	-	-

Net income (loss)	$(10,554)	(5,424)

Net loss per common share
Basic and diluted	$(0.00)	(0.00)

Weighted average number of common shares
Basic and diluted	5,000,000	5,000,000

* Net loss is less than $0.01 per share.

The accompanying notes are an integral part of these financial statements.

F-5

Legend Spices, Inc.

Consolidated Statements of Cash Flows

		For the Period from
		Inception (May 10, 2021) through
	December 31,	December 31,
	2022	2021
OPERATING ACTIVITIES
Net income (loss) from continuing operations attributable to common stockholders	$(10,554)	$(5,424)
Changes in:
Inventories	(3,068)	-
Receivables	(2,171)	-
Accounts Payable	6,894	-
Accruals	110	-

Net cash (used by) operating activities	(8,789)	(5,424)

FINANCING ACTIVITIES
Related party notes payable	8,988	424
Shares issued for services	-	5,000
Net cash provided by financing activities	8,988	5,424

NET CHANGE IN CASH	199	-

Foreign Currency change	-	-

CASH, Beginning	-	-

CASH, Ending	$199	$-

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-Cash items
Stock issued for services	$-	$5,000

The accompanying notes are an integral part of these financial statements.

F-6

Notes to Financial Statements

Legend Spices, Inc.

Year ended December 31, 2022

1.	Legend Spices, Inc. (“the Company”) is incorporated under the Nevada Business Corporation Act. Its principal business activity is production and sales of seasonings and spices.

2.	Significant accounting policies:

(a)	Basis of presentation:

(i)	Basis of accounting

These financial statements have been prepared in accordance with US GAAP and are in accordance with US GAAP.

(ii)	Non-publicly accountable enterprises

Accounting for financial instruments, which require all financial instruments, including financial derivatives and certain embedded derivatives, to be recorded at fair value. These financial instrument standards also prescribe other presentation, measurement and disclosure requirements. Accordingly, the Company continues to apply the measurement, recognition, presentation and disclosure standards permitted for non-publicly accountable enterprises.

(b)	Revenue recognition:

We recognize revenue in accordance with generally accepted accounting principles as outlined in the Financial Accounting Standard Board's (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue From Contracts with Customers, which requires that five steps be followed in evaluating revenue recognition: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation.

Product sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

The Company has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by governmental authorities that are collected by the Company from its customers (sales and use taxes, value added taxes, some excise taxes).

c)	Inventories:

Inventories (consisting entirely of raw materials) are measured at the lower of cost and net realizable value, with cost assigned by using the weighted average cost formula. Cost comprises the purchase price plus freight-in. Materials reported on the statement of operations represent inventories recognized as an expense in the period in which the related revenue is recognized. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(d)	Land, buildings and equipment:

Land, buildings and equipment are recorded at cost. Amortization is provided at the following rates on the straight-line basis:

Equipment: 3 years

Office Furniture, computers, electronic appliances and devices: 3 years

Other equipment and furniture: 5 years

Depreciation expenses, if any, are accrued annually on December 31 of each fiscal year.

An impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value; it is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Quoted market prices in active markets are used as the basis for fair value measurement. When quoted market prices are not available, a present value technique is used to estimate fair value.

(e)	Investments:

The cost method is a basis of accounting for investments whereby the investment is initially recorded at cost and earnings from such investments are recognized only to the extent received or receivable.

F-7

When there is an indication of impairment, the Company determines whether a significant adverse change has occurred during the period in the expected timing or amount of future cash flows from the investment. If the Company identifies a significant adverse change, the carrying amount of the investment is reduced directly to the higher of the present value of the cash flows expected to be generated by holding the investment, and the amount that could be realized by selling the asset at the balance sheet date. The amount of the reduction is recognized as an impairment loss in net income. A previously recognized impairment loss may be reversed to the extent of improvement, provided the adjusted carrying amount of the investment is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in net income in the period the reversal occurs. The Company’s other investments, consisting entirely of shares of publicly traded companies on US exchanges, are initially and subsequently measured at fair value. Changes in fair value are recognized in net income in the period incurred. Transaction costs that are directly attributable to the acquisition of these investments are recognized in net income in the period incurred.

(f)	Goodwill:

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the assets acquired, fewer liabilities assumed, based on their fair values an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is assigned to reporting units as of the date of acquisition.

Goodwill is not amortized. Goodwill is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the reporting unit to which the goodwill is assigned may exceed the fair value of the reporting unit. Goodwill is tested for impairment only when an event or circumstance occurs that indicates that the fair value of a reporting unit may be less than its carrying amount. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination, described in the preceding paragraph, using the fair value of the reporting unit as if it were the purchase price. When the carrying amount of a reporting unit (including goodwill) exceeds the implied its fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess. The impairment loss, however, cannot exceed the carrying amount of goodwill.

(g)	Future income taxes:

The Company uses the tax payable method of accounting for income taxes. The tax payable method records is where the tax expense is equal to the provision for taxes payable in a particular period and deferred income tax is not recognized.

(h)	Use of estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include valuation of accounts receivable, inventory, goodwill and pension obligation and the estimated useful life of buildings and equipment. Actual results could differ from those estimates.

(i)	Foreign currency translation:

Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing rates of exchange at the balance sheet date. Revenues and expenses are translated at the exchange rates prevailing on the transaction dates. Realized and unrealized exchange gains and losses are included in earnings. The Company does not use derivative instruments to mitigate foreign exchange risk.

F-8

3.	Advances from/to shareholders:

The amounts advanced from/to the shareholders are non-interest bearing and have no specified terms of repayment and are subordinated to the bank.

4.	Financial assets and liabilities:

(a)	Fair value:

The fair values of the Company’s cash, accounts receivable, accounts payable and accrued liabilities and management bonuses payable approximate their carrying amounts.

The fair value of the other investments is market value which represents the closing bid price noted on the stock exchange. The fair value of the long-term debt approximates its carrying value as the interest rate does not differ significantly from the current market rates available to the Company for similar debt.

The significant financial risks to which the Company is exposed are credit risk, interest rate risk, market risk, currency risk and liquidity risk.

(b)	Credit risk exposure:

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk in the event of non-performance by counterparties in connection with its accounts receivable. The Company does not obtain collateral or other security to support the accounts receivable subject to credit risk but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

(c)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The bank demand loan bears interest at the bank at 6.0%. Changes in the bank’s prime lending rate can cause fluctuations in interest payments and cash flows. The Company does not use derivative financial instruments to alter the effects of this risk.

(d)	Market risk:

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company’s investments in publicly traded securities expose the Company to market risk as such investments are subject to price changes in the open market. The Company does not use derivative financial instruments to alter the effects of this risk.

(e)	Currency risk:

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company enters into foreign currency purchase and sale transactions and has assets and liabilities that are denominated in foreign currencies and thus is exposed to the financial risk of earnings fluctuations arising from changes in foreign exchange rates and the degree of volatility of these rates. The Company does not currently use derivative instruments to reduce its exposure to foreign currency risk.

4.	Financial assets and liabilities (continued):

(e)	Liquidity risk:

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to liquidity risk arising primarily from the bank demand loan. The Company’s ability to meet obligations depends on the receipt of funds from its operating subsidiaries and other related sources, whether in the form of revenue or advances.

F-9

Legend Spices, Inc.

Consolidated Balance Sheets

	March 31,	March 31,
	2023	2022
ASSETS
Current assets
Cash in Bank	$167	$7
Accounts Receivable	2,091	458
Inventories	3,846	4,193
Total current assets	6,104	4,658

Total assets	$6,104	$4,658

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable and current liabilities
Income and other taxes payable	$167	$150
Accounts payable	2,969	126
Due to related parties	22,996	5,335
Total current liabilities	26,132	5,611
Long-term liabilities
Due to related parties	-	-
Total long-term liabilities	-	-
Total liabilities	26,132	5,611

Commitments and Contingencies	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 50,000,000 shares authorized zero shares issued and outstanding as of March 31, 2023 and 2022, respectively Common stock, $0.0001 par value; 500,000,000 shares authorized; 50,000,000 shares issued and outstanding as of March 31, 2023 and 2022, respectively.	500	500
Additional paid in capital	4,500	4,500
Accumulated deficit	(25,028)	(5,893)
Total stockholders' equity (deficit)	(20,028)	(953)

Total liabilities and stockholders' equity	$6,104	$4,658

The accompanying notes are an integral part of these financial statements.

F-10

Legend Spices, Inc.

Consolidated Statement of Stockholders' Equity

	Common Stock		Additional			Total Stockholders'
	$0.001 Par Value		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Capital	Subscription	(Deficit)	(deficit)
Inception, May 10, 2021	-	-	-		-	-
Shares issued	5,000,000	500	4,500			5,000
Net loss for the period					(525)	(525)
Balances March 31, 2022	5,000,000	500	4,500	-	(5,893)	(953)
Net loss for the period	-	-	-	-	(7,717)	(7,717)
Balances March 31, 2023	5,000,000	$500	$4,500	$-	$(25,028)	$(20,028)

The accompanying notes are an integral part of these financial statements.

F-11

Legend Spices, Inc.

Consolidated Statements of Operations

	Quarter ended
	March 31, 2023	March 31, 2022
Sales	$1,236	251
Cost of Goods sold	1,453	505
Total Income	(217)	(254)

Gross profit	(217)	(254)

Operating expenses
Wages and benefits	769	242
R&D expenses	-	-
Professional Fees	6,000	-
Sales and marketing	410	12
General and administration	113	13
Total operating expenses	7,293	267

Net Income (Loss) from operations	(7,509)	(521)

Other (expenses)
Other expenses	(178)	-

Net Income (Loss) before income taxes	(7,687)	(521)

Income taxes	-	-

Net income (loss)	$(7,687)	(521)

Net loss per common share
Basic and diluted	$(0.00)	(0.00)

Weighted average number of common shares
Basic and diluted	5,000,000	5,000,000

* Net loss is less than $0.001 per share.

The accompanying notes are an integral part of these financial statements.

F-12

Notes to Financial Statements

Legend Spices, Inc.

Quarter ended March 31, 2023

1.	Legend Spices, Inc. (“the Company”) is incorporated under the Nevada Business Corporation Act. Its principal business activity is production and sales of seasonings and spices.

2.	Significant accounting policies:

(a)	Basis of presentation:

(i)	Basis of accounting

These financial statements have been prepared in accordance with US GAAP and are in accordance with US GAAP.

(ii)	Non-publicly accountable enterprises

Accounting for financial instruments, which require all financial instruments, including financial derivatives and certain embedded derivatives, to be recorded at fair value. These financial instrument standards also prescribe other presentation, measurement and disclosure requirements. Accordingly, the Company continues to apply the measurement, recognition, presentation and disclosure standards permitted for non-publicly accountable enterprises.

(b)	Revenue recognition:

We recognize revenue in accordance with generally accepted accounting principles as outlined in the Financial Accounting Standard Board's (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue From Contracts with Customers, which requires that five steps be followed in evaluating revenue recognition: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation.

Product sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

The Company has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by governmental authorities that are collected by the Company from its customers (sales and use taxes, value added taxes, some excise taxes).

c)	Inventories:

Inventories (consisting entirely of raw materials) are measured at the lower of cost and net realizable value, with cost assigned by using the weighted average cost formula. Cost comprises the purchase price plus freight-in. Materials reported on the statement of operations represent inventories recognized as an expense in the period in which the related revenue is recognized. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(d)	Land, buildings and equipment:

Land, buildings and equipment are recorded at cost. Amortization is provided at the following rates on the straight-line basis:

Equipment: 3 years

Office Furniture, computers, electronic appliances and devices: 3 years

Other equipment and furniture: 5 years

Depreciation expenses, if any, are accrued annually on December 31 of each fiscal year.

An impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value; it is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Quoted market prices in active markets are used as the basis for fair value measurement. When quoted market prices are not available, a present value technique is used to estimate fair value.

(e)	Investments:

The cost method is a basis of accounting for investments whereby the investment is initially recorded at cost and earnings from such investments are recognized only to the extent received or receivable.

F-13

When there is an indication of impairment, the Company determines whether a significant adverse change has occurred during the period in the expected timing or amount of future cash flows from the investment. If the Company identifies a significant adverse change, the carrying amount of the investment is reduced directly to the higher of the present value of the cash flows expected to be generated by holding the investment, and the amount that could be realized by selling the asset at the balance sheet date. The amount of the reduction is recognized as an impairment loss in net income. A previously recognized impairment loss may be reversed to the extent of improvement, provided the adjusted carrying amount of the investment is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in net income in the period the reversal occurs. The Company’s other investments, consisting entirely of shares of publicly traded companies on US exchanges, are initially and subsequently measured at fair value. Changes in fair value are recognized in net income in the period incurred. Transaction costs that are directly attributable to the acquisition of these investments are recognized in net income in the period incurred.

(f)	Goodwill:

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the assets acquired, fewer liabilities assumed, based on their fair values an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is assigned to reporting units as of the date of acquisition.

Goodwill is not amortized. Goodwill is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the reporting unit to which the goodwill is assigned may exceed the fair value of the reporting unit. Goodwill is tested for impairment only when an event or circumstance occurs that indicates that the fair value of a reporting unit may be less than its carrying amount. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination, described in the preceding paragraph, using the fair value of the reporting unit as if it were the purchase price. When the carrying amount of a reporting unit (including goodwill) exceeds the implied its fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess. The impairment loss, however, cannot exceed the carrying amount of goodwill.

(g)	Future income taxes:

The Company uses the tax payable method of accounting for income taxes. The tax payable method records is where the tax expense is equal to the provision for taxes payable in a particular period and deferred income tax is not recognized.

(h)	Use of estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include valuation of accounts receivable, inventory, goodwill and pension obligation and the estimated useful life of buildings and equipment. Actual results could differ from those estimates.

(i)	Foreign currency translation:

Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing rates of exchange at the balance sheet date. Revenues and expenses are translated at the exchange rates prevailing on the transaction dates. Realized and unrealized exchange gains and losses are included in earnings. The Company does not use derivative instruments to mitigate foreign exchange risk.

F-14

3.	Advances from/to shareholders:

The amounts advanced from/to the shareholders are non-interest bearing and have no specified terms of repayment and are subordinated to the bank.

4.	Financial assets and liabilities:

(a)	Fair value:

The fair values of the Company’s cash, accounts receivable, accounts payable and accrued liabilities and management bonuses payable approximate their carrying amounts.

The fair value of the other investments is market value which represents the closing bid price noted on the stock exchange. The fair value of the long-term debt approximates its carrying value as the interest rate does not differ significantly from the current market rates available to the Company for similar debt.

The significant financial risks to which the Company is exposed are credit risk, interest rate risk, market risk, currency risk and liquidity risk.

(b)	Credit risk exposure:

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk in the event of non-performance by counterparties in connection with its accounts receivable. The Company does not obtain collateral or other security to support the accounts receivable subject to credit risk but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

(c)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The bank demand loan bears interest at the bank at 6.0%. Changes in the bank’s prime lending rate can cause fluctuations in interest payments and cash flows. The Company does not use derivative financial instruments to alter the effects of this risk.

(d)	Market risk:

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company’s investments in publicly traded securities expose the Company to market risk as such investments are subject to price changes in the open market. The Company does not use derivative financial instruments to alter the effects of this risk.

(e)	Currency risk:

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company enters into foreign currency purchase and sale transactions and has assets and liabilities that are denominated in foreign currencies and thus is exposed to the financial risk of earnings fluctuations arising from changes in foreign exchange rates and the degree of volatility of these rates. The Company does not currently use derivative instruments to reduce its exposure to foreign currency risk.

4.	Financial assets and liabilities (continued):

(e)	Liquidity risk:

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company is exposed to liquidity risk arising primarily from the bank demand loan. The Company’s ability to meet obligations depends on the receipt of funds from its operating subsidiaries and other related sources, whether in the form of revenue or advances.

F-15

5,000,000 Shares

Common Stock

LEGEND SPICES INC.

 _______________________________________

PROSPECTUS

_______________________________________

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

June 16, 2023

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